Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (the “Agreement”), dated as of June 8, 2013, is by and between Wilshire Bancorp, Inc., a California corporation (“Acquiror”), and BankAsiana, a New Jersey state chartered commercial bank (the “Bank”).  Acquiror and Bank are sometimes collectively referred to herein as the “Constituent Corporations” or the “Parties” or individually referred to as a “Constituent Corporation” or a “Party.”  Defined terms are described in Section 9.11 of this Agreement.

RECITALS

A.  Acquiror desires to acquire (the “Acquisition”) for cash all of the issued and outstanding common shares of the Bank.  The Bank’s Board of Directors has determined, based upon the terms and conditions hereinafter set forth, that the Acquisition is in the best interests of the Bank and its shareholders.

B.  The Acquisition shall be accomplished through the merger (the “Merger”) of a wholly-owned subsidiary of Wilshire Bancorp, Inc. (“Newco”) with and into the Bank with the Bank surviving.  Immediately following the Merger, the Bank shall be merged (the “Second Merger”) with and into the Acquiror’s wholly-owned subsidiary bank, Wilshire State Bank, a California state chartered commercial bank (“Wilshire Bank”) with Wilshire Bank surviving.  The Second Merger shall be governed by an Agreement and Plan of Merger (the “Merger Agreement”) by and between the Bank and Wilshire Bank.

C.  The Bank’s shareholders shall receive the Merger Consideration as hereinafter set forth.  The Boards of Directors of each of the Bank and Acquiror have duly adopted and approved this Agreement and have directed that the Agreement be submitted to the Bank’s shareholders for approval.

D.  The Parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the Parties hereby agree as follows:

ARTICLE I

THE MERGER

1.1                               The Merger.

(a)                                 Subject to the terms and conditions of this Agreement, at the Effective Time (as defined in Section 1.2) the Acquiror shall cause Newco to merge with and into the Bank.  The Bank shall be the surviving entity (the “Surviving Bank”) in the Merger and shall continue its corporate existence.

Upon completion of the Merger, the separate corporate existence of Newco shall cease.  At the Effective Time, the amount of authorized capital stock of the Surviving Bank shall be 11,000,000 shares of Surviving Bank common stock, with a par value of $5.00 per share of which 2,200,000 shares of Surviving Bank common stock will be outstanding and 5,000,000 shares of Surviving Bank preferred stock of which no shares are or will be outstanding.  Such amounts are sufficient to satisfy the requirements of N.J.S. 17:9A-135.

(b)                                 The name of the Surviving Bank is BankAsiana, with its principal office being located at 7 Broad Ave, Palisades Park, Bergen County in the State of New Jersey, having branch offices at the locations set forth on Schedule 1.1(a) hereto.

(c)                                  The name of the merging entity is Wilshire Acquisition Company, a New Jersey corporation or interim or phantom bank organized for the purpose of facilitating the acquisition.  Newco shall have its principal office at 3200 Wilshire Blvd, Los Angles, Los Angeles County, California 90010.

(d)                                 The directors and officers, respectively of the Bank at the Effective Time shall become the directors and officers of the Surviving Bank and shall hold office from the Effective Time until their respective successors are duly elected or appointed and qualified in the manner provided in the governing documents of the Surviving Bank or as otherwise provided by law.

(e)                                  The business of the Surviving Bank shall be that of a New Jersey-chartered commercial bank.  The branch offices at the locations set forth on Schedule 1.1(a) hereto shall be continued as branch offices of the Surviving Bank.

(f)                                   This Agreement shall be submitted to any Governmental Entity that regulates the Bank, Acquiror or any of Acquiror’s Subsidiaries (the “Regulatory Agencies”), which shall be agencies required to effectuate the Merger.  Upon receiving the requisite approval of the merger from each of the Regulatory Agencies, the Agreement shall be ratified, confirmed and approved by shareholders of the Bank holding at least two-thirds (2/3) of its capital stock entitled to vote, including any preferred shareholders.

1.2                               Closing, Closing Date, Determination Date and Effective Time.  Unless a different date, time and/or place are agreed to by the Parties, the closing of the Merger (the “Closing”) shall take place at 10:00 a.m., at the principal office of the Bank, or at such other place to which the parties may mutually agree, on a date determined by Acquiror on at least five Business Days prior notice (the “Closing Notice”) given to the Bank, which date (the “Closing Date”) shall be not more than ten (10) Business Days following the receipt of all necessary regulatory, governmental and shareholder approvals and consents and the expiration of all statutory waiting periods in respect thereof and the satisfaction or waiver of all of the conditions to the consummation of the Merger specified in Article VII of this Agreement (other than the delivery of certificates, opinions and other instruments and documents to be delivered at the Closing).  Simultaneous with or immediately following the consummation of the Closing, Acquiror and the Bank shall cause to be filed, appropriate Regulatory Agencies, a certificate of merger, in form and substance reasonably satisfactory to Acquiror and the Bank and consistent with the terms of this Agreement (the “Certificate of Merger”).

The merger will become effective at the time (the “Effective Time”) this Agreement, with certifications attached certifying requisite shareholder approval as to each bank, is filed.  At the Effective Time, the certificate of incorporation of the Surviving Bank shall read in its entirety as set forth in Schedule 1.2 annexed hereto.

1.3                               Effect of the Merger.  At the Effective Time, the Surviving Bank shall be considered the same business and corporate entity as each of Newco and the Bank and, thereupon and thereafter, all the property, rights, privileges, powers and franchises of each of Newco and the Bank shall vest in the Surviving Bank, and the Surviving Bank shall be subject to and be deemed to have assumed all of the debts, liabilities, obligations and duties of each of Newco and the Bank and shall have succeeded to all of each of their relationships, as fully and to the same extent as if such property, rights, privileges, powers, franchises, debts, liabilities, obligations, duties and relationships had been originally acquired, incurred or entered into by the Surviving Bank.  In addition, any reference to either of Newco and the Bank in any contract or document, whether executed or taking effect before or after the Effective Time, shall be considered a reference to the Surviving Bank if not inconsistent with the other provisions of the contract or document; and any pending action or other judicial proceeding to which either of Newco or the Bank is a party shall not be deemed to have abated or to have discontinued by reason of the Merger, but may be prosecuted to final judgment, order or decree in the same manner as if the Merger had not been made; or the Surviving Bank may be substituted as a party to such action or proceeding, and any judgment, order or decree may be rendered for or against it that might have been rendered for or against either of Acquiror or the Bank if the Merger had not occurred.

1.4                               Conversion of Bank Common Stock.

(a)                                 At the Effective Time, subject to the other provisions of this Section 1.4 and Section 2.2 of this Agreement, each share of the Bank’s common stock, $5.00 par value (“Bank Common Stock”), issued and outstanding immediately prior to the Effective Time (other than shares of Bank Common Stock held directly or indirectly by Acquiror or the Bank or any of Acquiror’s Subsidiaries (except for shares for which dissenters’ rights have been properly exercised pursuant to N.J.S.A. Section 17:9A-140), shall by virtue of this Agreement and without any action on the part of the Bank, Acquiror or the holder thereof, cease to be outstanding and shall be converted into and become the right to receive, cash in an amount equal to $14.25 per share (the “Merger Consideration”); provided, however, in the event that the Bank’s tangible common shareholders’ equity on the Closing Date calculated in accordance with GAAP is less than $24,350,000, increased by $100,000 for each full calendar month between June 30, 2013 and the Closing Date to a maximum tangible common shareholders’ equity of $24,970,000 (the “Minimum Shareholders’ Equity”), then the Merger Consideration shall be reduced by an amount equal to the difference between Minimum Shareholders’ Equity minus the Bank’s actual tangible common shareholders’ equity on the Closing Date, divided by the number of the Bank’s then-outstanding shares of Common Stock.  For purposes of determining the Bank’s shareholders’ equity on the Closing Date, the Merger Costs shall be disregarded unless the Merger Costs exceed $500,000 on an after-tax basis.  BankAsiana’s tangible common shareholders’ equity shall be reduced on a dollar-for-dollar basis by the amount that the Merger Costs exceed $500,000 on an after-tax basis.

For purposes of this Section 1.4(a), “Merger Costs” shall mean all legal, professional, consulting and accounting fees and expenses of the Bank associated with the Merger through the Effective Time, including amounts paid or to be paid to Sandler & O’Neill and any cost to obtain any opinion as to the financial fairness of the Merger. Excluded from Merger Costs are costs to terminate any and all agreements, any payments or obligations of the Bank resulting from a change in control and any other payment or obligation of such nature, and any fees in excess of one half of the cast for obtaining the tail coverage provided for in Section 6.7(b) hereof; provided that the Bank’s maximum expense for such coverage that shall be deemed Merger Costs shall not exceed $56,000.  To the Knowledge of the Bank, Section 1.4(a) of the Bank Disclosure Schedule sets forth all of the Bank’s Merger Costs.

(b)                                 At the Effective Time, all shares of Bank Common Stock that are owned by Acquiror shall be canceled and shall cease to exist and no consideration shall be delivered in exchange therefor.

(c)                                  On and after the Effective Time, holders of certificates which immediately prior to the Effective Time represented outstanding shares of Bank Common Stock (the “Certificates”) shall cease to have any rights as shareholders of the Bank, except the right to receive the Merger Consideration for each such share held by them.

(d)                                 At the Effective Time, the stock transfer books of the Bank shall be closed and no transfer of Bank Common Stock previously outstanding shall thereafter be made.

(e)                                  In addition, unless it is redeemed on or before the Effective Time, the Acquiror shall exchange shares of its preferred stock (“New Preferred Stock”) for those certain 5,250 shares of Bank preferred stock currently outstanding and held by the U.S. Treasury under the Capital Purchase Program, on a share for share basis.  The shares of the New Preferred Stock shall have the same terms and conditions as the existing Bank preferred stock, other than as may be required by regulations and policies of the Treasury, and shall otherwise comply with all requirements of the Treasury.

1.5                               Exchange Agent.  The Bank and Acquiror hereby appoint Wilshire Bank (or such other transfer agent as Acquiror shall designate in good faith) as the exchange agent (the “Exchange Agent”) for purposes of effecting the conversion of Bank Common Stock hereunder.

1.6                               Stock Awards.

(a)                                 All outstanding options that may be exercised for shares of Bank Common Stock (whether or not vested) (each, a “Stock Option” and collectively the “Stock Options”) are described in Section 3.2(a) of the Bank Disclosure Schedule and are presently governed by the Bank’s 2008 Stock Option Plan (collectively, the “Bank Stock Compensation Plans”) and the agreements pursuant to which such Stock Options were granted (each, an “Option Grant Agreement”).  True and complete copies of the Bank Stock Compensation Plans and all Option Grant Agreements relating to outstanding Stock Options have been delivered to Acquiror’s counsel (with a designation that such copies have been delivered pursuant to Section 1.6(a) of the then current draft of this Agreement).

Each Stock Option that is outstanding immediately prior to the Effective Time, shall, as of the Effective Time, become fully vested and be converted into the right at the Effective Time to receive an amount, payable in cash, equal to the product obtained by multiplying (i) the total number of Stock Options held by any individual by (ii) the difference between the Merger Consideration and the exercise price per share of each such Stock Option (with the aggregate amount of such payment rounded to the nearest cent) less such amounts as are required to be withheld or deducted under the Internal Revenue Code of 1986, as amended (the “Code”) or any provision of state, local or foreign Tax Law with respect to the making of such payment.

(b)                                 The Bank has not granted any shares of restricted stock or other stock equivalents.

1.7                               Newco Common Stock.  Each common share of Newco issued and outstanding immediately before the Effective Time shall be converted into and become one fully paid and nonassessable common share of the Surviving Bank.

1.8                               Certificate of Incorporation and Bylaws.  At the Effective Time, the certificate of incorporation and bylaws of the Bank, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation and bylaws of the Surviving Bank until thereafter amended in accordance with applicable Law.

1.9                               Withholding Rights.  Acquiror shall be entitled to deduct and withhold, or cause the Exchange Agent to deduct and withhold, from funds provided by the holder or from the consideration otherwise payable pursuant to this Agreement to any holder of Bank Common Stock, the minimum amounts (if any) that Acquiror is required to deduct and withhold with respect to the making of such payment under the Code, or any other provision of Tax Law.  To the extent that amounts are so withheld by Acquiror, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Bank Common Stock in respect of which such deduction and withholding was made by Acquiror.

1.10                        Tax Treatment.  The Parties intend that the exchange of Bank Common Stock for the Merger Consideration by the shareholders of the Bank pursuant to the Merger will be treated as a taxable stock sale of the Bank Common Stock by the Shareholders of the Bank to the Acquiror for federal income tax purposes and this Agreement shall be interpreted consistent with that intent.

ARTICLE II

EXCHANGE OF BANK SHARES

2.1                               Exchange Procedures; Surrender of Certificates.

(a)                                 As noted in Section 1.5 above, Wilshire Bank shall act as Exchange Agent in the Merger.  On or before the Closing Date, the Acquiror shall deliver to the Exchange Agent an amount in immediately available funds equal to the Merger Consideration.

(b)                                 At least 10 days before the Effective Time (unless Acquiror and the Bank mutually agree to a later date), the Exchange Agent shall mail to each Shareholder as of that date a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration into which the Bank Common Stock represented by such Certificate(s) shall have been converted pursuant to this Agreement (collectively, the “Transmittal Materials”).  The form and substance of the Transmittal Materials are to be acceptable to the Acquiror and the Bank before they are mailed to the Shareholders.  No interest will be paid or accrued on the Merger Consideration.

(i)                                     Promptly after receipt of such Transmittal Materials, the Exchange Agent shall provide copies of the Transmittal Materials to the Acquiror, which shall review the Transmittal Materials in order to verify proper completion and execution thereof.  Subject to the terms of this Agreement, the Acquiror shall have the discretion to determine whether the Transmittal Materials have been properly or timely submitted and to disregard immaterial defects in the Transmittal Materials, and any such decisions of the Acquiror regarding such matters shall be binding and conclusive.  Neither the Acquiror nor the Exchange Agent shall be under any obligation to notify any person of any defect in the Transmittal Materials but shall use reasonable efforts to do so in accordance with its customary procedures with respect to curing such deficiencies.  A failure by the Acquiror or the Exchange Agent to notify the presenter of such certificate of defects shall not constitute a breach of this Agreement or provide any affected person with any cause of action against the Acquiror or the Exchange Agent.

(ii)                                  After the later of the Effective Time or 5 days after surrender of a Certificate to the Exchange Agent, together with properly completed and executed Transmittal Materials, the Acquiror shall cause the Exchange to pay to the Shareholder the Merger Consideration multiplied by the number of shares of Bank Common Stock represented by such Certificate, and the Certificate so surrendered shall be canceled.  The Exchange Agent shall pay the Merger Consideration on the date on which the Effective Time occurs to any Shareholder from whom properly completed and executed Transmittal Materials are received at least 5 days before the Effective Time.  Any Shareholder may elect to have the amounts to be paid hereunder paid by means of a check or multiple checks, or by deposit for immediate credit into the Shareholder’s account or accounts at the Bank or by wire transfer to an account or accounts designated in writing by the Shareholder.  After the Effective Time and until so surrendered, each Certificate shall be deemed for all purposes, subject only to NJSA Section 17:9A-140, to evidence solely the right to receive the Merger Consideration.

(iii)                               The Shareholders shall be entitled to receive their Merger Consideration only after receipt by the Exchange Agent of properly completed Transmittal Materials.

(c)                                  If any Certificate has been lost, stolen or destroyed, upon the delivery of an affidavit of lost certificate and indemnification agreement in a form reasonably acceptable to the Acquiror by the Shareholder and, if required by the Acquiror in its sole discretion, the posting by such Shareholder of a surety bond in such amount as the Acquiror may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to that Certificate, the Exchange Agent shall pay the Merger Consideration in exchange for such lost, stolen or destroyed Certificate.

(d)                                 No one will be liable to any Shareholder for any amount paid to a public official under any applicable abandoned property, escheat or similar laws.

(e)                                  After the Effective Time, there shall be no transfers on the stock transfer books of the Bank of the shares of Bank Common Stock which were issued and outstanding immediately prior to the Effective Time.  If, after the Effective Time, Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be canceled and exchanged for Merger Consideration as determined in accordance with this Agreement.

(f)                                   The Acquiror and the Exchange Agent are entitled to conclusively rely upon the share transfer books of the Bank to establish the identity of those persons entitled to receive the Merger Consideration.  If a dispute arises with respect to who is entitled to receive the Merger Consideration, the Acquiror or the Exchange Agent may deposit any consideration represented thereby in escrow with an independent third party and thereafter be relieved with respect to any claims thereto.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE BANK

References herein to the “Bank Disclosure Schedule” shall mean all of the disclosure schedules required by this Article III and Articles V and VI, dated as of the date hereof and referenced to the applicable specific Sections and subsections of Articles III, V and VI of this Agreement, which have been delivered on the date hereof by the Bank to Acquiror.  Except as set forth in the Bank Disclosure Schedule, the Bank hereby represents and warrants to Acquiror as follows:

3.1                               Corporate Organization.

(a)                                 The Bank is a state-chartered commercial banking corporation duly organized and validly existing under the laws of the State of New Jersey.  The Bank has all requisite corporate power and authority (including all licenses, franchises, permits and other governmental authorizations as are legally required) to carry on its business as now being conducted, and to own, lease and operate its properties and assets as now owned, leased or operated and to enter into and to carry on the business and activities now conducted by it.  True and complete copies of the Certificate of Incorporation and Bylaws of the Bank, as amended to date, certified by the Secretary or Cashier of the Bank, have been delivered to the Acquiror.  The deposit accounts of the Bank are insured by the Federal Deposit Insurance Corporation (the “FDIC”) through the FDIC’s Deposit Insurance Fund to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid when due.

The nature of the business of the Bank does not require it to be qualified to do business in any jurisdiction other than the State of New Jersey.  The Bank is not a member of the Federal Reserve System.

(b)                                 The minute book of the Bank contains true and complete records of all meetings and other actions held or taken since December 31, 2008 by its shareholders, members, managers and Boards of Directors (including committees of their respective Boards of Directors or managers).  Copies of such minute books have been made available to Acquiror’s counsel.

(c)                                  Except as set forth in Section 3.1(c) of the Bank Disclosure Schedule, the Bank does not own or control, directly or indirectly, any equity interest in any corporation, company, limited liability company, association, partnership, joint venture or other entity except for shares held by the Bank in a fiduciary or custodial capacity in the Ordinary Course of Business (which, except as disclosed in Section 3.1(c) of the Bank Disclosure Schedule, do not in the aggregate constitute more than 5% of the voting shares or interests in any such corporation, company, limited liability company, association, partnership, joint ventures or other entity) and except that which the Bank holds pursuant to satisfaction of obligations due to the Bank, foreclosure, the exercise of creditors’ remedies, in a fiduciary capacity, or as part of the Bank’s investment portfolio and which are disclosed in Section 3.1(c) of the Bank Disclosure Schedule.  Except as disclosed in Section 3.1(c) of the Bank Disclosure Schedule, the Bank does not have any subsidiaries.  The business carried on by the Bank has not been conducted through any other direct or indirect subsidiary or affiliate of the Bank.

3.2                               Capitalization.

(a)                                 The authorized capital stock of the Bank consists, and at Closing will consist, solely of 11,000,000 shares of Bank Common Stock and 5,000,000 shares of Bank Preferred Stock (the “Bank Preferred Stock”).  As of the date hereof, there were 2,200,000 shares of Bank Common Stock outstanding, no shares of Bank Common Stock held by the Bank as treasury stock, 5,250 shares of Bank Preferred Stock outstanding, and no shares of Bank Preferred Stock held by the Bank as treasury stock.  All outstanding shares of the Bank Preferred Stock are currently held by the United States Treasury pursuant to its Capital Purchase Program.  As of the date hereof, there were no shares of Bank Common Stock reserved for issuance upon exercise of outstanding stock options or otherwise except for 276,571 shares of Bank Common Stock reserved for issuance pursuant to the Bank Stock Compensation Plans and described in Section 3.2(a) of the Bank Disclosure Schedule.  All statements made in Section 1.6(a) of this Agreement regarding the outstanding Stock Options and all statements made in Section 1.6(b) of this Agreement regarding restricted stock and other stock equivalents are true and correct.  Section 3.2(a) of the Bank Disclosure Schedule sets forth with respect to each outstanding Stock Option:  the name of the holder, the number of shares of Bank Common Stock covered thereby, the date of grant, the exercise price, the vesting schedule, the expiration date and whether such Stock Option constitutes an incentive stock option under the Code.  All of the issued and outstanding shares of Bank Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.  Except as referred to above or reflected in Section 3.2(a) of the Bank Disclosure Schedule, the Bank does not have and is not bound by any outstanding subscriptions, options, warrants, rights, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of Bank Common Stock, Bank Preferred Stock or any other equity security of the Bank or any securities representing the right to purchase or otherwise receive any shares of Bank Common Stock, Bank Preferred Stock or any other equity security of the Bank.

(b)                                 The Bank Stock Compensation Plans have been duly authorized, approved and adopted by the Board of Directors of the Bank and the Bank’s shareholders.  With respect to each grant of Stock Options, (i) each such grant was duly authorized no later than the date on which the grant was by its terms to be effective by all necessary action, including, as applicable, approval by the Board of Directors of the Bank (or a duly constituted and authorized committee thereof) or a duly authorized delegate thereof, and any required shareholder approval by the necessary number of votes or written consents, (ii) the award agreement governing such grant (if any) was duly executed and delivered by each party thereto, (iii) each such grant was made in accordance with the terms of the applicable Bank Stock Compensation Plan and with all applicable laws, and (iv) each such grant was properly accounted for in all material respects in accordance with GAAP in the Bank Financial Statements.  The Bank has not granted, and there is no and has been no Bank policy or practice to grant, any Stock Options prior to, or otherwise coordinated the grant of Stock Options with, the release or other public announcement of material information regarding the Bank or its financial results or prospects.  There are no outstanding or authorized stock appreciation, phantom stock, profit participation, restricted stock or other similar rights with respect to the Bank.

(c)                                  No bonds, debentures, trust-preferred securities or other similar indebtedness of the Bank are issued or outstanding.

3.3                               Authority; No Violation.

(a)                                 The Bank has full corporate power and authority to execute and deliver this Agreement, subject to (x) the Parties’ obtaining (i) all bank regulatory approvals required to effectuate the Merger and (ii) the other approvals listed in Section 3.4 of this Agreement and (y) the approval of the Bank’s shareholders as contemplated herein, to consummate the transactions contemplated hereby.  On or prior to the date of this Agreement, the Bank’s Board of Directors has (i) determined that this Agreement and the Merger are fair to and in the best interests of the Bank and its shareholders and declared the Merger and the other transactions contemplated hereby to be advisable, (ii) approved this Agreement, the Merger and the other transactions contemplated hereby, (iii) directed that this Agreement and the transactions contemplated hereby be submitted to the Bank’s shareholders for approval at the Bank Shareholders’ Meeting and (iv) resolved to recommend that the Bank’s shareholders approve the Merger and this Agreement at the Bank Shareholders’ Meeting (the “Bank Board Recommendation”).  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of the Bank.  Except for the adoption of this Agreement by the requisite vote of the Bank’s shareholders, no other corporate proceedings on the part of the Bank are necessary to approve this Agreement and to consummate the transactions contemplated hereby.

This Agreement has been duly and validly executed and delivered by the Bank and (assuming due authorization, execution and delivery by Acquiror) this Agreement constitutes a valid and binding obligation of the Bank, enforceable against the Bank in accordance with its terms, except as enforcement may be limited by general principles of equity, whether applied in a court of law or a court of equity, and by bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally.

(b)                                 Neither the execution and delivery of this Agreement by the Bank, nor the consummation by the Bank of the transactions contemplated hereby in accordance with the terms hereof, or compliance by the Bank with any of the terms or provisions hereof, will (i) violate any provision of the certificate of incorporation or bylaws of the Bank, or (ii) assuming that the consents and approvals referred to in Section 3.4 of this Agreement are duly obtained and except as set forth in Section 3.3(b) of the Bank Disclosure Schedule, (x) violate any law or Order applicable to the Bank, or any of its properties or assets, or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the properties or assets of the Bank, under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which the Bank is a party, or by which they or any of their respective properties or assets may be bound or affected, except, with respect to (ii) above, such as individually or in the aggregate will not have a Material Adverse Effect on the Bank.

3.4                               Consents and Approvals.  Except for (a) the filing of applications and notices, as applicable, with the Regulatory Agencies, (b) the approval of this Agreement and the Merger by the requisite vote of the shareholders of the Bank, (c) the filing of the Certificate of Merger with the appropriate Regulatory Agency, (d) such filings as shall be required to be made with any applicable state securities bureaus or commissions, (e) such consents, authorizations or approvals as shall be required under the Environmental Laws and (f) such other filings, authorizations or approvals as may be set forth in Section 3.4 of the Bank Disclosure Schedule, no consents or approvals of or filings or registrations with any court, administrative agency or commission or other governmental authority or instrumentality (each a “Governmental Entity”) or with any third party are necessary on behalf of the Bank in connection with (1) the execution and delivery by the Bank of this Agreement and (2) the consummation by the Bank of the Merger and the other transactions contemplated hereby.

3.5                               Reports.

(a)                                 The Bank has timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since December 31, 2009 with the Bank’s Regulatory Agencies (the “Bank Regulatory Agencies”), and have paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by the Bank Regulatory Agencies in the regular course of the business of the Bank, and except as set forth in Section 3.5 of the Bank Disclosure Schedule, no Bank Regulatory Agency has initiated any proceeding or, to the Knowledge of the Bank, investigation into the business or operations of the Bank since December 31, 2009, the effect of which is reasonably likely to have a Material Adverse Effect on the Bank or to delay approval of the Merger by any Governmental Entity having jurisdiction over the Merger, Acquiror, the Acquiror’s Subsidiaries or the Bank, or which is reasonably likely to result in such Governmental Entity’s objecting to the Merger.

There is no unresolved violation, criticism, or exception by any Bank Regulatory Agency with respect to any report or statement relating to any examinations of the Bank the effect of which is reasonably likely to have a Material Adverse Effect on the Bank or to delay approval of the Merger by any Governmental Entity having jurisdiction over the Merger, Acquiror, the Acquiror’s Subsidiaries, or the Bank or which is reasonably likely to result in such Governmental Entity’s objecting to the Merger.

(b)                                 The records, systems, controls, data and information of the Bank are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of the Bank or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a materially adverse effect on the system of internal accounting controls described in the following sentence.  The Bank has devised and maintains a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP.  Management of the Bank has disclosed, based on its most recent evaluation prior to the date hereof, to the Bank’s auditors and the audit committee of the Bank’s Board of Directors (1) any significant deficiencies in the design or operation of internal controls which could adversely affect in any material respect the Bank’s ability to record, process, summarize and report financial data and have identified for the Bank’s auditors any material weaknesses in internal controls and (2) any fraud, whether or not material, that involves management or other employees who have a significant role in the Bank’s internal controls.  To the Knowledge of the Bank, the Bank’s internal controls are effective.

(c)                                  Except as set forth in Section 3.5(c) of the Bank Disclosure Schedule, since December 31, 2009, the Bank has not, to the Knowledge of the Bank, any member of the Bank’s Board of Directors or executive officer of the Bank, received any material written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of the Bank or their respective internal accounting controls.

3.6                               Financial Statements.

(a)                                 The Bank has previously made available to Acquiror copies of (a) the statements of financial condition of the Bank as of December 31, 2010, 2011 and 2012, and the related statements of income, changes in shareholders’ equity and cash flows for the fiscal years ended December 31, 2010, 2011 and 2012, in each case accompanied by the audit report of Crowe Horwath, LLP (the “Accounting Firm”), independent public accountants with respect to the Bank, (b) the notes related thereto, and (c) the statements of financial condition of the Bank as of March 31, 2013 and the related unaudited statement of income for the quarter ended March 31, 2013 (collectively, the “Bank Financial Statements”).

The books and records of the Bank have been, and are being, maintained in accordance with GAAP and/or with regulatory accounting principles (“RAP”), as applicable, and any other applicable legal and accounting requirements, and reflect only actual transactions.

(b)                                 Except as and to the extent reflected, disclosed or reserved against in the Bank Financial Statements (including the notes thereto), as of December 31, 2012, the Bank has no liabilities, whether absolute, accrued, contingent or otherwise, material to the financial condition of the Bank which were required to be so disclosed under GAAP.  Since December 31, 2012, the Bank has not incurred any liabilities except in the Ordinary Course of Business, except as specifically contemplated by this Agreement.

(c)                                  Since December 31, 2012, there has not been any material change in the internal controls utilized by the Bank to assure that its financial statements conform with GAAP.  The Bank is not aware of any significant deficiencies or material weaknesses in the design or operation of such internal controls that are reasonably likely to adversely affect the Bank’s ability to record, process, summarize and report financial information and is not aware of any fraud, whether or not material, that involves the Bank’s management or other employees who have a significant role in such internal controls.

(d)                                 The Bank has furnished the Acquiror with true and complete copies of the Reports of Condition and Income as of December 31, 2010, 2011 and 2012 and as of Marche 31, 2013 (the “Call Reports”).  The Call Reports fairly present, in all material respects, the financial positions of the Bank and the results of its operations as the date and for the period indicated in that Call Report in conformity with the then-applicable instructions to the Reports of Condition and Income as promulgated by the Federal Financial Institutions Examination Council (the “Call Report Instructions”).  The Call Reports do not contain any items of special or nonrecurring income or any other income not earned in the ordinary course of the business except as expressly specified therein.  The Bank has calculated its allowance for loan losses in accordance with RAP as applied to banking institutions and in accordance with all applicable rules and regulations.  To the Bank’s Knowledge, the allowance for loan losses account for the Bank is and as of the Closing Date will be, adequate in all material respects to provide for all losses, net of recoveries relating to loans previously charged off, on all outstanding loans of the Bank.

3.7                               Broker’s and Other Fees.  Neither the Bank nor any of its officers or directors has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with any of the transactions contemplated by this Agreement, except that the Bank has engaged, and will pay a fee or commission to, Sandler O’Neill & Partners, LP (the “Advisory Firm”) in accordance with the terms of a letter agreement between the Advisory Firm and the Bank, a true and complete copy of which has previously been delivered by the Bank to Acquiror’s counsel (with a designation that such copy has been delivered pursuant to Section 3.7 of the then current draft of this Agreement).  Other than fees payable to its attorneys and accountants (the names and terms of retention of which are set forth in Section 3.7 of the Bank Disclosure Schedule) and the fees payable to the Advisory Firm (as set forth in the above-mentioned letter agreement), there are no fees payable by the Bank to its financial advisors, attorneys or accountants, in connection with this Agreement or the transactions contemplated hereby or which would be triggered by consummation of the Merger or the termination of the services of such advisors, attorneys or accountants by the Bank.

3.8                               Absence of Certain Changes or Events.

(a)                                 Except as set forth in Section 3.8(a) of the Bank Disclosure Schedule, since December 31, 2012, the Bank has carried on its business in the Ordinary Course of Business.

(b)                                 Except as set forth in Section 3.8(b) of the Bank Disclosure Schedule, since December 31, 2012, the Bank has not (i) increased the wages, salaries, compensation, pension, or other benefits or perquisites payable to any current or former officer, employee, or director from the amount thereof in effect as of December 31, 2011 (which amounts have been previously disclosed to Acquiror), granted any severance or termination pay, entered into any contract to make or grant any severance or termination pay, or paid any bonus, (ii) suffered any strike, work stoppage, slow-down, or other labor disturbance, (iii) been a party to a collective bargaining agreement, contract or other agreement or understanding with a labor union or organization, (iv) been subject to any action, suit, claim, demand, labor dispute or grievance relating to any labor or employment matter involving the Bank, including charges of wrongful dismissal or discharge, discrimination, wage and hour violations, or other unlawful labor and/or employment practices or actions, or (v) entered into, or amended, any employment, deferred compensation, change in control, retention, consulting, severance, termination or indemnification agreement with any such current or former officer, employee or director or any Bank Benefit Plan or other employee benefit plan, program or arrangement.

(c)                                  Except as set forth in Section 3.8(c) of the Bank Disclosure Schedule or as expressly contemplated by this Agreement, the Bank has not taken or permitted any of the actions set forth in Section 5.1 of this Agreement between December 31, 2012 and the date hereof and, during that period, the Bank has conducted its business only in the Ordinary Course of Business.

(d)                                 Except for liabilities incurred in connection with this Agreement or the transactions contemplated hereby, and except as set forth in Section 3.8(d) of the Bank Disclosure Schedule, since December 31, 2012, there has not been:

(i)                                     any change or development or combination of changes or developments which, individually or in the aggregate, has had a Material Adverse Effect on the Bank,

(ii)                                  any grant, award or issuance of Stock Options or restricted stock (in any event, identifying in Section 3.8(d) of the Bank Disclosure Schedule the issue date, exercise price and vesting schedule, as applicable, for issuances since December 31, 2012) or amendment or modification to the terms of any Stock Options,

(iii)                               any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of the Bank’s capital stock,

(iv)                              any split, combination or reclassification of any of the Bank’s capital stock,

(v)                                 any issuance or the authorization of any issuance of any shares of the Bank’s capital stock, except for issuances of Bank Common Stock upon the exercise of Stock Options awarded prior to the date hereof in accordance with their original terms,

(vi)                              except insofar as may have been required by a change in GAAP or regulatory accounting principles, any change in accounting methods, principles or practices by the Bank affecting its assets, liabilities or business, including, without limitation, any reserving, renewal or residual method, or estimate of practice or policy,

(vii)                           any Tax election or change in any Tax election, amendment to any Tax Return, closing agreement with respect to Taxes, or settlement or compromise of any Tax liability by the Bank,

(viii)                        any material change in the investment policies or practices of the Bank, or

(ix)                              any agreement or commitment (contingent or otherwise) to do any of the foregoing.

3.9                               Legal Proceedings.

(a)                                 Except as set forth in Section 3.9(a) of the Bank Disclosure Schedule, the Bank is not a party to any, and there are no pending or, to the Bank’s knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any material nature against the Bank or challenging the validity or propriety of the transactions contemplated by this Agreement and the Bank has no Knowledge of any reason to be aware of any basis for the same.  No legal action, suit or proceeding or judicial, administrative or governmental investigation is pending or, to the Bank’s Knowledge, threatened against the Bank that questions or might question the validity of this Agreement or seeks to enjoin or otherwise restrain the transactions contemplated hereby.

(b)                                 Except as set forth in Section 3.9(b) of the Bank Disclosure Schedule, there is no Order imposed upon the Bank or the assets of the Bank.

3.10                        Taxes.

(a)                                 The Bank has timely filed (taking into account all available extensions) (and until the Effective Time will so file) all Tax Returns required to be filed.  All such Tax Returns are (or, in the case of Tax Returns to be filed prior to the Effective Time, will be) true and complete in all material respects.  The Bank has duly and timely paid (and until the Effective Time will so pay) all unpaid Taxes (whether or not shown on any Tax Return) that are required to be paid.  All unpaid Taxes of the Bank that are either not yet due or are with respect to matters being contested by the Bank in good faith in appropriate proceedings are adequately reserved in the Bank Financial Statements.

The unpaid Taxes of the Bank (x) did not, as of the date of each statement of condition included in the Bank Financial Statements, exceed the accruals and reserves for Tax liabilities (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Bank Financial Statements (rather than in any notes thereto), and (y) will not exceed that reserve as adjusted for the passage of time through the Effective Time in accordance with the past custom and practice of the Bank in filing its Tax Returns (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income).  The Bank has not waived any statute of limitations with respect to any Taxes or, to the extent related to such Taxes, agreed to any extension of time with respect to a Tax assessment or deficiency, in each case to the extent such waiver or agreement is currently in effect.  Except as set forth in Section 3.10(a) of the Bank Disclosure Schedule, the Tax Returns of the Bank which have been examined by the Internal Revenue Service (the “IRS”) or the appropriate state, local or foreign Tax authority have been resolved and either no deficiencies were asserted as a result of such examinations or any asserted deficiencies have been paid in full and reflected in the Bank Financial Statements. Except as set forth in Section 3.10(a) of the Bank Disclosure Schedule, there are no current, pending or, to the Knowledge of the Bank, threatened actions, audits, or examinations by any Governmental Entity responsible for the collection or imposition of Taxes with respect to the Bank, or any pending judicial Tax proceedings or any other Tax disputes, assessments or claims.  Except as set forth in Section 3.10(a) of the Bank Disclosure Schedule, as of the date of this Agreement, the Bank has not received (i) a request for information related to Tax matters, or (ii) a notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted or assessed by any Governmental Entity responsible for the collection or imposition of Taxes with respect to the Bank.  The Bank has made available to Acquiror true and complete copies of the United States federal, state, local and foreign income Tax Returns filed by the Bank and all examination reports and statements of deficiency assessed against or agreed to by the Bank since December 31, 2008.  There are noLiens with respect to any Taxes upon the Bank’s assets, other than Permitted Liens and any such Permitted Liens with respect to any Taxes upon the Bank’s assets are set forth in Section 3.10(a) of the Bank Disclosure Schedule.  No claim has ever been made by any Governmental Entity in a jurisdiction where the Bank does not file Tax Returns that the Bank is or may be subject to taxation by that jurisdiction.

(b)                                 Except as set forth in Section 3.10(b) of the Bank Disclosure Schedule, the Bank (i) has not requested any extension of time within which to file any Tax Return with respect to a Tax Return that has not been filed, (ii) is not and has never been a party to any agreement providing for the allocation or sharing of Taxes or otherwise has any liability for Taxes of any person other than the Bank, (iii) not issued or assumed any obligation under Section 279 of the Code, any high yield discount obligation as described in Section 163(i)(1) of the Code or any registration-required obligation within the meaning of Section 163(f)(2) of the Code that is not in registered form, (iv) is not and has not been for the applicable period specified in Section 897(c)(1)(A)(ii) of the Code, a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code, (v) is not or has never been a member of an affiliated group (within the meaning of Section 1504(a) of the Code) filing consolidated United States federal income Tax Returns, (vi) has no liability for the Taxes of any Person (other than the Bank) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Tax law), as a transferee or successor, by contract, or otherwise; (vii) has not distributed the stock of another Person nor had its stock distributed by another Person during the last three years in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code or Section 361 of the Code (or any similar provision of state, local or foreign Law), or (viii) has not participated in or otherwise engaged in or been a party to any “Reportable Transaction” as defined in Section 6707A(c)(1) of the Code and Treasury Regulation Section 1.6011-4(b).

(c)                                  Except as set forth in Section 3.10(c) of the Bank Disclosure Schedule, no officer, director, employee or contractor (or former officer, director, employee or contractor) of the Bank is entitled to now, or will or may be entitled to as a consequence of this Agreement or the Merger (either alone or in conjunction with any other event), any payment or benefit from the Bank or from Acquiror which if paid or provided would constitute an “excess parachute payment” within the meaning of Section 280G of the Code or regulations promulgated thereunder (or any corresponding provision of state, local, or foreign Tax law).

(d)                                 Each plan, program, arrangement or contract that constitutes in any part a nonqualified deferred compensation plan within the meaning of Section 409A of the Code is identified as such in Section 3.10(d) of the Bank Disclosure Schedule.  The terms of each of the Bank’s “nonqualified deferred compensation plans” subject to Code Section 409A (and associated U.S. Treasury Department guidance) comply with Code Section 409A (and associated U.S. Treasury Department guidance) and each such “nonqualified deferred compensation plan” has been operated in compliance with Code Section 409A (and associated U.S. Treasury Department guidance) and no such nonqualified deferred compensation plan has been materially modified within the meaning of Code Section 409A (and associated U.S. Treasury Department guidance).  Each Stock Option has an exercise price that equaled or exceeded the fair market value of a share of Bank Common Stock as of the date of grant of such Stock Option (and as of any later modification thereof within the meaning of Section 409A of the Code).

(e)                                  The Bank is not required to pay, gross up, or otherwise indemnify any officer, director, employee or contractor for any Taxes, including potential Taxes imposed under Section 409A or Section 4999 of the Code.  The Bank has not made any payments to employees that are not deductible under Section 162(m) of the Code (or any corresponding provision of state, local or foreign Tax law) and consummation of the Merger will not cause any payments to employees to not be deductible thereunder.  The Bank has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code.

(f)                                   Except as set forth in Section 3.10(f) of the Bank Disclosure Schedule, the Bank will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax law) executed on or prior to the Closing Date; (iii) intercompany transaction or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign Tax law); (iv) installment sale or open transaction disposition made on or prior to the Closing Date; (v) prepaid amount received on or prior to the Closing Date; (vi) election under Section 108(i) of the Code; or (vii) income that accrued in a prior taxable period but that was not included in taxable income for that or another prior taxable period.

(g)                                  Except as set forth in Section 3.10(g) of the Bank Disclosure Schedule (i) the Bank has complied with all applicable laws, rules and regulations relating to the payment and withholding of Taxes and has, within the time and in the manner provided by law, withheld and paid over to the proper Governmental Entities all amounts required to be so withheld and paid over under applicable laws; and (ii) the Bank has maintained such records in respect to each transaction, event and item (including as required to support otherwise allowable deductions and losses) as are required under applicable Tax law, except where the failure to comply or maintain records under (i) or (ii) would not be material to the results of operations or financial condition of the Bank.

(h)                                 Since its inception, the Bank has been treated as a C corporation for federal income tax purposes.

(i)                                     Section 3.10(i) of the Bank Disclosure Schedule contains an accurate and complete description as to the United States federal and, as applicable, state net operating and capital loss carryforwards of the Bank (including any limitations of such net operating or capital loss carryforwards under Section 382, 383 or 384 of the Code or the Treasury Regulations thereunder) as of December 31, 2013, and the expiration dates thereof.

(j)                                    The Bank has never received any private letter ruling from the Internal Revenue Service (or any comparable ruling from any other taxing authority).

(k)                                 Within the past 3 years, the Internal Revenue Service has not challenged the interest deduction on any of the Bank’s debt on the basis that such debt constitutes equity for federal income tax purposes.

(l)                                     The is in compliance with the requirements of FIN 48 (FASB ASC 740-10), and its Tax accrual work papers explain and support all amounts provided and positions taken by the Bank with respect to FIN 48 (FASB ASC 740-10).

(m)                             For the purposes of this Agreement, (i) the term “Taxes” shall mean, with respect to any person, all federal, state, local, foreign and other taxes, customs, tariffs, imposts, levies, duties, government fees or other like assessments or charges of any kind imposed by any jurisdiction, including all income, gross receipts, franchise, profits, margin, gross margin, withholding, sales, use, ad valorem, goods and services, transfer, registration, license, recording, payroll, social security (or similar), employer health, unemployment, disability, employment (including federal and state income tax withholding, backup withholding, employment insurance, workers’ compensation or other payroll taxes, contributions, payments or premiums, as the case may be), environmental (including taxes under Code Section 59A), capital stock, excise, severance, stamp, occupation, premium, windfall profits, prohibited transaction, real property, personal property, custom duties, value-added, alternative or add on minimum, net worth, estimated or any other taxes, and any transfer pricing penalties, any amounts payable pursuant to agreements providing for payments in lieu of tax payments, any interest, penalties and additions imposed with respect to such amounts, whether disputed or not, and any liability for tax payments as a result of being a member of an affiliated, consolidated, combined, unitary, or similar group or as a result of transferor or successor liability, and (ii) the term “Tax Return” shall mean any return, declaration, report, claim for refund, information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, to be filed (whether on a mandatory or elective basis) with any Governmental Entity responsible for the collection or imposition of Taxes.

3.11                        Employee Benefits; Labor and Employment Matters.

(a)                                 Except as disclosed in Section 3.11(a) of the Bank Disclosure Schedule, none of the Bank, or any ERISA Affiliate sponsor, maintain, administer, contribute to or has an obligation to contribute to or liability under (i) any “employee pension benefit plan”, within the meaning of Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (the “Bank Pension Plans”), (ii) any “employee welfare benefit plan”, within the meaning of Section 3(l) of ERISA (the “Bank Welfare Plans”), or (iii) any other employee benefit plan, program, policy, agreement or arrangement, including any deferred compensation, retirement, profit sharing, incentive, bonus, commission, stock option or other equity based, phantom, change in control, retention, employment, consulting, severance, dependent care, sick leave, vacation, flex, cafeteria, retiree health or welfare, supplemental income, fringe benefit or other similar plan, program, policy, agreement or arrangement, whether written or unwritten (collectively with the Bank Pension Plans and the Bank Welfare Plans, the “Bank Benefit Plans”).  Neither the Bank nor any of its ERISA Affiliates (i) has ever established, maintained, sponsored, participated in or contributed to any plan subject to Section 412 of the Code or Section 302 or Title IV of ERISA or (ii) has ever contributed to or had an obligation to contribute to any “multiemployer plan”, within the meaning of Sections 3(37) and 4001(a)(3) of ERISA.  No Bank Benefit Plan is a multiple employer plan as defined in Section 210 of ERISA.  As used herein, “ERISA Affiliate” means any entity required to be aggregated with the Bank under Section 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA.

(b)                                 The Bank has delivered to Acquiror’s counsel true and complete copies of each of the following with respect to each of the Bank Benefit Plans (with a designation that such copies have been delivered pursuant to Section 3.11(b) of the then current draft of this Agreement): (i) each Bank Benefit Plan (together with any and all amendments thereto), summary plan description, summary of material modifications, employee handbooks or manuals or, where a Bank Benefit Plan has not been reduced to writing, a summary of all material terms of such Bank Benefit Plan; (ii) trust agreement, insurance contract, annuity contract or other funding instruments if any; (iii) the three most recent actuarial reports, if any; (iv) the three most recent financial statements, if any; (v) the three most recent annual reports on Form 5500, including any schedules and attachments thereto; (vi) all determination, opinion, notification and advisory letters and rulings, compliance statements, closing agreements, or similar materials specific to each Bank Benefit Plan from the IRS or any Governmental Entity and copies of all pending applications and correspondence regarding actual or potential audits or investigations to or from the IRS, the Department of Labor (the “DOL”) or any other Governmental Entity with respect to any Bank Benefit Plan; (vii) all material written contracts relating to each Bank Benefit Plan, including fidelity or ERISA bonds and administrative service agreements; and (viii) all communications material to any employee or group of employees relating to any Bank Benefit Plan and any proposed Bank Benefit Plans.

(c)                                  Except as set forth in Section 3.11(c) of the Bank Disclosure Schedule, at December 31, 2011, the fair value of plan assets of each Bank Pension Plan equals or exceeds the present value of the projected benefit obligations of each such plan based upon the actuarial assumptions used for purposes of the preparation of the Bank Financial Statements for the year ended December 31, 2011.

(d)                                 All contributions (including all employer contributions and employee salary reduction contributions) and premium payments required to be made to or with respect to each Bank Benefit Plan under the terms thereof, ERISA or other applicable Law have been timely made, and all amounts properly accrued to date as liabilities of the Bank which have not been paid have been properly recorded on the books of the Bank.

(e)                                  No event has occurred and no condition exists with respect to any Bank Benefit Plan that has subjected or could subject the Bank, or any ERISA Affiliate to any tax, fine, penalty or other liability under the Code or ERISA.

(f)                                   Except as set forth on Section 3.11(f) of the Bank Disclosure Schedule, each of the Bank Benefit Plans has been operated in all material respects in accordance with its terms and in compliance with the provisions of ERISA, the Code, all regulations, rulings and announcements promulgated or issued thereunder, and all other applicable governmental laws and regulations. Furthermore, the IRS has issued a favorable determination letter with respect to each Bank Pension Plan that is intended to be qualified under Section 401(a) of the Code to the effect that the Bank Pension Plan satisfies the requirements of Section 401(a) of the Code (taking into account all changes in qualification requirements under Section 401(a) for which the applicable “remedial amendment period” under Section 401(b) of the Code has expired) and no condition or circumstance exists which could disqualify any such plan.  Each Bank Pension Plan subject to the provisions of Section 401(k) or 401(m) of the Code, or both, has been tested for and has satisfied the requirements of Section 401(k)(3), Section 401(m)(2) and Section 416 of the Code, as applicable, for each of the last three plan years.  There has not been, nor is there likely to be, a partial termination of any Bank Pension Plan within the meaning of Section 411(d)(3) of the Code.  None of the assets of any Bank Pension Plan are invested in or consist of Bank Common Stock.

(g)                                  No non-exempt prohibited transaction, within the meaning of Section 4975 of the Code or Sections 406 or 407 of ERISA, has occurred with respect to any of the Bank Benefit Plans.  None of the Bank, or any plan fiduciary of any Bank Benefit Plan has engaged in, or has any liability in respect of, any transaction in violation of Section 404 of ERISA.

(h)                                 There are no pending, or, to the Knowledge of the Bank, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any of the Bank Benefit Plans or any trusts related thereto.  None of the Bank Benefit Plans is the subject of any pending or any threatened investigation, audit or administrative proceeding, including any voluntary compliance submission through the IRS’s Employee Plans Compliance Resolution System or the DOL’s Voluntary Fiduciary Correction Program, by or with the IRS, the DOL or any other Governmental Entity.

(i)                                     Except as set forth in Section 3.11(i) of the Bank Disclosure Schedule, no Bank Benefit Plan provides medical benefits, death benefits or other non-pension benefits (whether or not insured) beyond an employee’s retirement or other termination of service, other than (i) coverage mandated by continuation coverage laws, or (ii) death benefits under any Bank Pension Plan.  There are no unfunded benefit obligations which are not accounted for by full reserves shown in the Bank Financial Statements, or otherwise noted on the Bank Financial Statements.

(j)                                    There are no welfare benefit funds (within the meaning of Section 419 of the Code) related to a Bank Welfare Plan, and any Bank Welfare Plan that is a group health plan (within the meaning of Section 4980B(g)(2) of the Code) complies with all of the applicable material requirements of Section 4980B of the Code.

(k)                                 With respect to each Bank Benefit Plan that is funded wholly or partially through an insurance policy, there will be no liability of the Bank as of the Effective Time under any such insurance policy or ancillary agreement with respect to such insurance policy in the nature of a retroactive rate adjustment, loss sharing arrangement or other actual or contingent liability arising wholly or partially out of events occurring prior to the Effective Time.

(l)                                     Except as set forth in Section 3.11(l) of the Bank Disclosure Schedule, neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event, such as a termination of employment) (i) entitle any current or former officer, employee, director or consultant of the Bank to severance pay, bonus, unemployment compensation or any similar payment, or (ii) accelerate the time of payment, funding, vesting, or increase the amount, of any bonus or any compensation due to, or result in the forgiveness of any indebtedness of, any current or former officer, employee, director or consultant of the Bank.

(m)                             Neither the Bank nor any ERISA Affiliates has announced an intention to create, or has otherwise created, a legally binding commitment to adopt any additional Bank Benefit Plans or to amend or modify any existing Bank Benefit Plan.

(n)                                 With respect to the Bank Benefit Plans, no event has occurred and, to the Knowledge of the Bank, there exists no condition or set of circumstances in connection with which the Bank, or any ERISA Affiliate would be subject to any liability (other than a liability to pay benefits thereunder) under the terms of such Bank Benefit Plans, ERISA, the Code or any other applicable law which has had, or would reasonably be expected to have, a Material Adverse Effect on the Bank.

(o)                                 The Bank is not, nor at any time has been, a party to any collective bargaining agreement or other labor agreement, nor is any such agreement being negotiated and, to the Knowledge of the Bank, no activities or proceedings are underway by any labor union, organization, association or other employee representation group to organize any employees of the Bank.

No work stoppage, slowdown or labor strike against the Bank is pending or, to the Knowledge of the Bank, threatened.  The Bank (i) does not have direct or indirect liability with respect to any misclassification of any Person as an independent contractor or temporary worker hired through a temporary worker agency rather than as an employee, (ii) is in compliance in all material respects with all applicable Laws respecting employment, employment practices, labor relations, employment discrimination, health and safety, terms and conditions of employment and wages and hours and (iii) has not received any written remedial order or notice of offense under applicable occupational health and safety Laws.  The Bank has not incurred, nor does it expect to incur, any liability or obligation under the Worker Adjustment and Retraining Notification Act, the regulations promulgated thereunder or any similar state or local Law.

(p)                                 There is no unfair labor practice charge or complaint against the Bank pending or, to the Knowledge of the Bank, threatened, before the National Labor Relations Board, any court or any Governmental Entity.

(q)                                 With respect to the Bank, there are no pending or, to the Knowledge of the Bank, threatened actions, charges, citations or Orders concerning:  (i) wages, compensation or violations of employment Laws prohibiting discrimination, (ii) representation petitions or unfair labor practices, (iii) violations of occupational safety and health Laws, (iv) workers’ compensation, (v) wrongful termination, negligent hiring, invasion of privacy or defamation or (vi) immigration and naturalization or any other claims under state or federal labor Law.

(r)                                    Section 3.11(r) of the Bank Disclosure Schedule contains a complete and correct list of (i) the names, job titles, current annual compensation, two (2) most recent annual bonuses, overtime exemption status and active or inactive status (and, if inactive, the reason therefor) of each current employee of the Bank whose annual salary and bonus for the year ended December 31, 2012 was in excess of $50,000 (calculated on a per annum basis with respect to any such employee who was not employed by the Bank for the entire year), (ii) the names of each director of the Bank, and (iii) the name of each Person who currently provides, or who has within the prior twelve (12) month period provided, services to the Bank as an independent contractor and the amount paid to such independent contractor by the Bank during each of the years ended December 31, 2011 and December 31, 2012.  To the Knowledge of the Bank, no employee named in Section 3.11(r) of the Bank Disclosure Schedule has any current plans to terminate employment or service with the Bank. Other than as set forth in Section 3.11(r) of the Bank Disclosure Schedule, all employees of the Bank are employed at will.

3.12                        Bank Information.

(a)                                 The information relating to the Bank to be contained in the Proxy Statement, relating to the Bank’s Shareholders’ Meeting to be held in connection with this Agreement and the transactions contemplated hereby (the “Proxy Statement”) as of the date the Proxy Statement is mailed to shareholders of the Bank, and up to and including the date of the meeting of shareholders of the Bank to which such Proxy Statement relates, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b)                                 The information relating to the Bank to be contained in the regulatory applications necessary for the consummation of the transactions contemplated by this Agreement, including without limitation its applications to Regulatory Agencies, will be accurate in all material respects.

3.13                        Compliance with Applicable Law.

(a)                                 General.  Except as set forth in Section 3.13(a) of the Bank Disclosure Schedule, the Bank holds all material licenses, franchises, permits and authorizations necessary for the lawful conduct of its business, and the Bank has complied with, and is not in default in any respect under any, applicable Law of any federal, state or local Governmental Entity relating to the Bank (other than where such defaults or non-compliance will not, alone or in the aggregate, have a Material Adverse Effect on the Bank).  Except as disclosed in Section 3.13(a) of the Bank Disclosure Schedule, the Bank has not received notice of violation of, and does not know of any such violations of, any of the above which have or are likely to have a Material Adverse Effect on the Bank.

(b)                                 CRA.  Without limiting the foregoing, the Bank has complied in all material respects with the Community Reinvestment Act (“CRA”) and the Bank has no reason to believe that any person or group would object successfully to the consummation of the Merger due to the CRA performance of or rating of the Bank.  Except as listed in Section 3.13(b) of the Bank Disclosure Schedule, since January 1, 2010, no person or group has adversely commented in writing to the Bank in a manner requiring recording in a file of CRA communications upon the CRA performance of the Bank.

(c)                                  Fair Housing Act, Home Mortgage Disclosure Act and Equal Credit Opportunity Act.  Except as disclosed on Section 3.13(c) of the Bank Disclosure Schedule, the Bank is in compliance with the Fair Housing Act (42 U.S.C. §3601 et seq.), the Home Mortgage Disclosure Act (12 U.S.C. §2801 et seq.) and the Equal Credit Opportunity Act (15 U.S.C. §1691 et seq.) and all regulations issued thereunder.  Except as disclosed on Section 3.13(c) of the Bank Disclosure Schedule, the Bank has not received any notice of any violation of those acts or any of the regulations issued thereunder, and the Bank has not received any notice of, nor has any Knowledge of, any threatened administrative inquiry, proceeding or investigation with respect to the Bank’s non-compliance with such acts.

(d)                                 Consumer Compliance Laws.  All loans of the Bank have been made in compliance with all applicable statutes and regulatory requirements at the time of such loan or any renewal thereof, including Regulation Z (12 C.F.R. §226 et seq.), the Federal Consumer Credit Protection Act (15 U.S.C. §1601 et seq.), and all statutes governing the operation of New Jersey banking corporations.  Each loan on the books of the Bank was made in the ordinary course of its business.

(e)                                  Secrecy Act, Foreign Corrupt Practices Act and U.S.A. Patriot Act.  The Bank is in compliance with the Bank Secrecy Act (12 U.S.C. §§1730(d) and 1829(b)), the United States Foreign Corrupt Practices Act and the International Money Laundering Abatement and Anti-Terrorist Financing Act, otherwise known as the U.S.A. Patriot Act, and all regulations issued thereunder, and the Bank has properly certified all foreign deposit accounts and has made all necessary tax withholdings on all of its deposit accounts; furthermore, the Bank has timely and properly filed and maintained all requisite Currency Transaction Reports and other related forms, including any requisite Custom Reports required by any agency of the United States Treasury Department, including the IRS.

The Bank has timely filed all Suspicious Activity Reports with the Financial Institutions - Financial Crimes Enforcement Network (U.S. Department of the Treasury) required to be filed by it under the laws and regulations referenced in this Section.

3.14                                                                        Certain Contracts.

(a)                                 Except as disclosed in Section 3.14(a) of the Bank Disclosure Schedule, the Bank is not a party to or bound by any contract or understanding (whether written or oral) with respect to the employment or termination of any present or former officers, employees, directors or consultants.  The Bank has delivered to Acquiror’s counsel true and complete copies of all written employment agreements, severance, change of control and other termination agreements with officers, employees, directors, or consultants to which the Bank is a party or is bound (with a designation that such copies have been delivered pursuant to Section 3.14(a) of the then current draft of this Agreement).

(b)                                 Except as disclosed in Section 3.14(b) of the Bank Disclosure Schedule, (i) the Bank is not a party to or bound by any commitment, agreement or other instrument that is material to the results of operations, cash flows or financial condition of the Bank , (ii) no commitment, agreement or other instrument to which the Bank is a party or by which it is bound limits the freedom of the Bank to compete in any line of business, in any geographic area or with any person, and (iii) the Bank is not a party to (A) any collective bargaining agreement or (B) any other agreement or instrument that (I) grants any right of first refusal, right of first offer or similar right with respect to any material assets or properties of the Bank, (II) provides for material payments to be made by the Bank upon a change in control thereof, (III) requires referrals of business or requires the Bank to make available investment opportunities to any person on a priority or exclusive basis or (IV) requires the Bank to use any product or service of another person on an exclusive basis.  For purposes of clause (i) above, any contract with a remaining term of greater than ninety days or involving the payment of more than $25,000 (other than contracts relating to banking transactions in the Ordinary Course of Business) shall be deemed material.

(c)                                  Except as disclosed in Section 3.14(c) of the Bank Disclosure Schedule, the Bank is not, nor to the Knowledge of the Bank, or any other party thereto, in default in any material respect under any material lease, contract, mortgage, promissory note, deed of trust, loan or other commitment (except those under which the Bank will be the creditor) or arrangement to which the Bank is a party.

(d)                                 Except as set forth in Section 3.14(d) of the Bank Disclosure Schedule, neither the entering into of this Agreement nor the consummation of the transactions contemplated hereunder will cause the Bank or Acquiror to become obligated to make any payment of any kind to any party, including but not limited to, any termination fee, breakup fee, severance fee or reimbursement fee, pursuant to any agreement or understanding between the Bank and such party, other than the payments contemplated by this Agreement.

(e)                                  Except as set forth in Section 3.14(e) of the Bank Disclosure Schedule, the Bank is not a party to or bound by any contract (whether written or oral) with respect to the services of any directors, consultants or other independent contractors that, upon the consummation of the transactions contemplated by this Agreement, will (either alone or upon the occurrence of any additional acts or events) result in any payment or benefits (whether of severance pay or otherwise) becoming due, or the acceleration or vesting of any rights to any payment or benefits, from Acquiror, the Bank, the Surviving Bank or any of their respective Subsidiaries to any director, officer, consultant or independent contractor thereof.

(f)                                   Except as set forth in Section 3.14(f) of the Bank Disclosure Schedule, the Bank is not a party to or bound by any contract (whether written or oral) which (i) is a licensing, service or other agreement relating to any IT Assets, or is any other consulting agreement or licensing agreement not terminable on ninety days or less notice involving the payment of more than $25,000 per annum, or (ii) that materially restricts the conduct of any line of business by the Bank.

(g)                                  Section 3.14(g) of the Bank Disclosure Schedule contains a schedule showing the good faith estimated present value as of March 31, 2013 of the monetary amounts payable (including any Tax indemnification payments in respect of income and/or excise Taxes) and identifying the in-kind benefits due under any plan other than a Tax-qualified plan for each director of the Bank and each officer of the Bank with the position of vice president or higher, specifying the assumptions in such schedule.

Each contract, arrangement, commitment or understanding of the type described in this Section 3.14, whether or not set forth in Section 3.14 of the Bank Disclosure Schedule, is referred to herein as a “Bank Contract.”  The Bank has previously delivered to Acquiror’s counsel true and complete copies of each Bank Contract (with a designation that such copies have been delivered pursuant to Section 3.14 of the then current draft of this Agreement).

3.15                        Agreements with Regulatory Agencies.  Except as set forth in Section 3.15 of the Bank Disclosure Schedule, the Bank is not subject to any cease-and-desist or other order issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, or has adopted any board resolutions at the request of (each, whether or not set forth on Section 3.15 of the Bank Disclosure Schedule, a “Regulatory Agreement”), any Governmental Entity, nor has the Bank been advised by any Governmental Entity that it is considering issuing or requesting any Regulatory Agreement.  The Bank is not required by Section 32 of the Federal Deposit Insurance Act to give prior notice to a Federal banking agency of the proposed addition of an individual to its board of directors or the employment of an individual as a senior executive officer.

3.16.                     Properties and Insurance.

(a)                                 Section 3.16(a) of the Bank Disclosure Schedule sets forth a true and complete list of (i) all material real property and interests in real property owned by the Bank (individually, an “Owned Property” and collectively, the “Owned Properties”), and (ii) all leases, licenses, agreements or other instruments conveying a leasehold interest in real property by the Bank as lessee or lessor (or licensee or licenseor, as applicable) (individually, a “Real Property Lease” and collectively, the “Real Property Leases” and, together with the Owned Properties, being referred to herein individually as a “Bank Property” and collectively as the “Bank Properties”).

(b)                                 Section 3.16(b) of the Bank Disclosure Schedule sets forth a correct legal description, street address and Tax parcel identification number of all Owned Real Properties.  The Bank has furnished to Acquiror’s counsel copies of all deeds, surveys and title policies relating to the Owned Real Properties and copies of all instruments, agreements and other documents evidencing, creating or constituting Liens on such Owned Real Properties (with a designation that such copies have been delivered pursuant to Section 3.16(b) of the then current draft of this Agreement) to the extent in the possession of the Bank.

(c)                                  Section 3.16(c) of the Bank Disclosure Schedule sets forth a correct legal description, street address and Tax parcel identification number of all real property leased by the Bank under the Real Property Leases.  The Bank has furnished to Acquiror’s counsel true and complete copies of all Real Property Leases and any and all amendments, modifications, restatements and supplements thereto (with a designation that such copies have been delivered pursuant to Section 3.16(c) of the then current draft of this Agreement).  None of the Real Property Leases have been modified in any material respect, except to the extent that such modification is disclosed by the copy made available to Acquiror’s counsel.  The Real Property Leases are valid and enforceable in accordance with their respective terms and neither the Bank nor, to the Knowledge of the Bank, any other party thereto, is in default thereunder in any material respect nor does any condition exist that with the giving of notice or passage of time, or both, would constitute a material default by the Bank, other than defaults that have been cured by the or waived in writing.  The Bank has not leased or sub-leased any Bank Property to any third parties.

(d)                                 The Bank has good and marketable title to all Owned Property, and a valid and existing leasehold interest under each of the Real Property Leases, in each case, free and clear of all Liens of any nature whatsoever except (A) Liens set forth on Section 3.16(d) of the Bank Disclosure Schedule and (B) Permitted Liens.  The Bank enjoys peaceful, undisturbed and exclusive possession of each Bank Property.  All Bank Property is in a good state of maintenance and repair, reasonable wear and tear excepted, does not require material repair or replacement in order to serve their intended purposes, including use and operation consistent with their present use and operation, except for scheduled maintenance, repairs and replacements conducted or required in the Ordinary Course of Business, conforms in all material respects with all applicable Laws and the Bank Properties are considered by the Bank to be adequate for the current business of the Bank.  There are no pending, or to the Knowledge of the Bank, threatened condemnation or eminent domain proceedings that affect any Bank Property or any portion thereof.  There is no option or other agreement (written or otherwise) or right in favor of others to purchase any interest in Owned Properties.

With respect to any Bank Property subject to the Real Property Leases, except as expressly provided in the Real Property Leases, the Bank does not own or hold, or is obligated under or a party to, any option, right of first refusal or other contractual right to purchase or acquire any real property or any portion thereof or interest therein.  All real estate Taxes and assessments which are due and payable as of the date hereof with respect to the Bank Property have been paid (or will, prior to the imposition of any penalty or assessment, be paid).  The Bank has not received any notice of any special Tax or assessment affecting any Bank Property, and no such Taxes or assessments are pending or, to the Knowledge of the Bank, threatened.  Neither the Bank Property nor the use or occupancy thereof violates in any way any applicable Laws, covenants, conditions or restrictions.  The Bank has made all material repairs and replacements to the Bank Property that, to the Bank’s Knowledge, are required to be made by the Bank under the Real Property Leases or as required under applicable Laws.  The Bank has delivered to Acquiror’s counsel true and complete copies of all agreements that pertain to the ownership, management or operation of the Bank Property (with a designation that such copies have been delivered pursuant to Section 3.16(d) of the then current draft of this Agreement).

(e)                                  The tangible assets and other personal property owned or leased by the Bank are in good condition and repair (ordinary wear and tear excepted) and are fit for use in the Ordinary Course of Business.  Section 3.16(e)(i) of the Bank Disclosure Schedule sets forth all leases of tangible assets and other personal property by the Bank (“Personal Property Leases”) involving annual payments in excess of $25,000.  Except as set forth on Section 3.16(e)(ii) of the Bank Disclosure Schedule, (i) the Bank is not in default under any material provision of any Personal Property Lease and, to the Knowledge of the Bank, none of the other counterparties thereto is in default under any material provision of any Personal Property Lease, (ii) no written or, to the Knowledge of the Bank, oral notice has been received by the Bank from any lessor under any Personal Property Lease that the Bank is in material default thereunder, (iii) with respect to clauses (i) and (ii) above, to the Knowledge of the Bank, no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a breach or default, or permit the termination, modification or acceleration of any payments due under such Personal Property Leases, (iv) each of the Personal Property Leases is valid and in full force and effect, (v) the Bank’s possession and quiet enjoyment of the personal property leased under such Personal Property Leases has not been disturbed in any material respect and, to the Knowledge of the Bank, there are no disputes with respect to such Personal Property Leases, (vi) the Bank has not subleased, licensed or otherwise granted any Person the right to use the personal property leased under such Personal Property Leases and (vii)  the Bank has not collaterally assigned or granted any other security interest in and there are no Liens on the leasehold interest created by such Personal Property Leases.  The Bank has delivered to Acquiror’s counsel true and complete copies of each written Personal Property Lease, and in the case of any oral Personal Property Lease, a written summary of the material terms of such Personal Property Lease (with a designation that such copies have been delivered pursuant to Section 3.16(e) of the then current draft of this Agreement).

(f)                                   The business operations and all insurable properties and assets of the Bank are insured for their benefit against all risks which, in the reasonable judgment of the management of the Bank, should be insured against, in each case under policies or bonds issued by insurers of recognized responsibility, in such amounts with such deductibles and against such risks and losses as are in the reasonable judgment of the management of the Bank adequate for the business engaged in by the Bank.

The Bank has not received any notice of cancellation or notice of a material amendment of any such insurance policy or bond and are not in default under any such policy or bond, no coverage thereunder is being disputed and all material claims thereunder have been filed in a timely fashion.  Section 3.16(f) of the Bank Disclosure Schedule sets forth a complete and accurate list of all primary and excess insurance coverage held by the Bank currently or at any time during the past three years. Copies of all insurance policies reflected on such list have been provided to Acquiror.  The Bank has not received any written notice that there are any pending actions or claims against the Bank Property, or the Bank,, whether or not such claims or actions are covered by insurance. None of the insurance policies maintained by the Bank constitute self-insured fronting policies or are subject to retrospective premium adjustments.  Any pending claims that the Bank has made for insurance have been acknowledged for coverage by the applicable insurer.

3.17                        Environmental Matters.  Except as set forth in Section 3.17 of the Bank Disclosure Schedule:

(a)                                 The Bank, each of the Participation Facilities and, to the Knowledge of the Bank, the Loan Properties are in compliance in all material respects with all applicable Environmental Laws, including common law, regulations and ordinances, and with all applicable Orders and contractual obligations relating to any Environmental Matters, pollution or the discharge of, or exposure to, Regulated Substances in the environment or workplace.

(b)                                 There is no suit, claim, action or proceeding, pending or, to the knowledge of the Bank, threatened, before any Governmental Entity or other forum in which the Bank, any Participation Facility or to the Knowledge of the Bank, any Loan Property, has been or, with respect to threatened proceedings, may be, named as a potentially responsible party (x) for alleged noncompliance (including by any predecessor) with any Environmental Laws, or (y) relating to the release of, threatened release of or exposure to any Regulated Substances whether or not occurring at or on a site owned, leased or operated by the Bank or any Participation Facility or any Loan Property;

(c)                                  To the Knowledge of the Bank, during the period of (x) the Bank’s ownership or operation of any of their respective current or former properties, (y) the Bank’s participation in the management of any Participation Facility, or (z) the Bank’s interest in a Loan Property, there has been no release of Regulated Substances in, on, under, from or affecting any such property.  To the Knowledge of the Bank, prior to the period of (x) the Bank’s ownership or operation of any of its current or former properties, (y) the Bank’s participation in the management of any Participation Facility, or (z) the Bank’s interest in a Loan Property, there was no release of Regulated Substances in, on, under, from or affecting any such property, Participation Facility or Loan Property.

(d)                                 The following definitions apply for purposes of this Section 3.17: (v) “Regulated Substances” means any chemicals, pollutants, contaminants, wastes, toxic substances, petroleum or other substances or materials regulated under any Environmental Law, (w) “Loan Property” means any property in which the Bank holds a security interest, and, where required by the context, said term means the owner or operator of such property; (x) “Participation Facility” means any facility in which the Bank participates in the management and, where required by the context, said term means the owner or operator of such property; (y) “Environmental Laws” means any and all applicable common law, statutes and regulations, of the United States and New Jersey dealing with Environmental Matters, including without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. §9601 et seq., (“CERCLA”), the Hazardous Material Transportation Act, 49 U.S.C. §1801 et seq., the Solid Waste Disposal Act including the Resource Conservation and Recovery Act of 1976, 42 U.S.C. §6901 et seq. (“RCRA”), the Clean Water Act, 33 U.S.C. §1251 et seq., the Clean Air Act, 42 U.S.C. §7401 et seq., the Toxic Substances Control Act, 15 U.S.C. §2601 et seq., the Federal Insecticide, Fungicide, and Rodenticide Act, 7 U.S.C. §136 et seq., the Emergency Planning and Right-To-Know Act of 1986, 42 U.S.C. §11001 et seq., the New Jersey Spill Compensation and Control Act, N.J.S.A. 58:10A-23.11, et seq. (“Spill Act”); the New Jersey Industrial Site Remediation Act, N.J.S.A. 13:1K-6, et seq., (“ISRA”); the New Jersey Brownfield and Contaminated Site Remediation Act, N.J.S.A. 58:10B-1, et seq.(“BCSRA`”); the New Jersey Site Remediation Reform Act, N.J.S.A. 58:10C-1, et seq. (“SRRA”) the New Jersey Water Pollution Control Act, N.J.S.A. 58: 10A-1 et seq.; the New Jersey Air Pollution Control Act, N.J.S.A. 26:2C-1, et seq., the New Jersey Solid Waste Management Act, N.J.S.A. 13:1E-1, et seq.;  as in effect and amended, and all other applicable Laws and regulatory guidance, and any applicable provisions of common law and civil law relating to the protection of human health and safety, and the environment, the protection of natural resources or providing for any remedy or right of recovery or right of injunctive relief with respect to Environmental Matters, as these Laws and guidance were in the past or are in effect; and (z) “Environmental Matters” means all matters, conditions, liabilities, obligations, damages, losses, claims, requirements, prohibitions, and restrictions arising out of or relating to the environment, natural resources, safety, or sanitation, or the production, storage, handling, use, emission, release, discharge, dispersal, or disposal of any substance, product or waste which is hazardous or toxic or which is regulated by any Environmental Law whatsoever.

3.18                        Opinion.  Prior to the execution of this Agreement, the Bank has received an opinion from the Advisory Firm to the effect that as of the date thereof and based upon and subject to the matters set forth therein, the Per Share Merger Consideration is fair to the shareholders of the Bank from a financial point of view.  A copy of such opinion has been delivered to Acquiror’s counsel.

3.19                        Indemnification.  Except as provided in the Bank Contracts or the certificate of incorporation or by-laws of the Bank as in effect on the date hereof (which provisions are accurately summarized in Section 3.19 of the Bank Disclosure Schedule), the Bank is not a party to any indemnification agreement with any of its present or former directors, officers, employees, agents or with any other persons who serve or served in any other capacity with any other enterprise at the request of the Bank (a “Covered Person”), and, to the Knowledge of the Bank, there are no claims for which any Covered Person would be entitled to indemnification under the certificate of incorporation or by-laws of the Bank applicable Law or any indemnification agreement.

3.20                        Loan Portfolio.

(a)                                 With respect to each loan owned by the Bank in whole or in part (each, a “Loan”), to the Knowledge of the Bank:

(i)                            the note and the related security documents are each legal, valid and binding obligations of the maker or obligor thereof, enforceable against such maker or obligor in accordance with their terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar Laws affecting creditors’ rights and remedies generally;

(ii)                         neither the Bank nor any prior holder of a Loan has modified the note or any of the related security documents in any material respect or satisfied, canceled or subordinated the note or any of the related security documents except as otherwise disclosed by documents in the applicable Loan file;

(iii)                      the Bank is the sole holder of legal and beneficial title to each Loan (or the Bank’s applicable participation interest, as applicable), except as otherwise referenced on the books and records of the Bank;

(iv)                     the note and the related security documents, copies of which are included in the Loan files, are true and complete copies of the documents they purport to be and have not been suspended, amended, modified, canceled or otherwise changed except as otherwise disclosed by documents in the applicable Loan file;

(v)                        there is no pending or threatened condemnation proceeding or similar proceeding affecting the property that serves as security for a Loan, except as otherwise referenced on the books and records of the Bank;

(vi)                     there is no pending or threatened litigation or proceeding relating to the property that serves as security for a Loan; and

(vii)                  with respect to a Loan held in the form of a participation, the participation documentation is legal, valid, binding and enforceable, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar Laws affecting creditors’ rights and remedies generally.

(b)                                 Except as set forth in Section 3.20(b) of the Bank Disclosure Schedule, the Bank is not a party to any written or oral loan agreement, note or borrowing arrangement (including, without limitation, leases, credit enhancements, commitments, guarantees and interest- bearing assets), under the terms of which the obligor was, as of March 31, 2013, over 90 days delinquent in payment of principal or interest. Section 3.20(b) of the Bank Disclosure Schedule sets forth (a) all of the Loans of the Bank that as of the date of the Bank’s most recent bank examination, were classified by the Bank or any bank examiner (whether regulatory or internal) as “Special Mention”, “Substandard”, “Doubtful”, “Loss”, “Classified”, “Criticized”, “Credit Risk Assets”, “Concerned Loans”, “Watch List” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the borrower thereunder, (b) each Loan that was classified as of March 31, 2013 as impaired in accordance with ASC 310, (c) by category of Loan (i.e., commercial, consumer, etc.), all of the other Loans of the Bank that as of March 31, 2013, were categorized as such, together with the aggregate principal amount of and accrued and unpaid interest on such Loans by category and (d) each asset of the Bank that as of March 31, 2013, was classified as “Other Real Estate Owned” (“OREO”) and the book value thereof as of such date.

(c)                                  As of March 31, 2013, the allowance for loan losses in the Bank Financial Statements was adequate pursuant to GAAP, and the methodology used to compute such allowance complies in all material respects with GAAP and all applicable policies of the Bank Regulatory Agencies.  As of March 31, 2013, the reserve for OREO properties (or if no reserve, the carrying value of OREO properties) in the Bank Financial Statements was adequate pursuant to GAAP, and the methodology used to compute the reserve for OREO properties (or if no reserve, the carrying value of OREO properties) complies in all material respects with GAAP and all applicable policies of the Bank Regulatory Agencies.

(d)                                 The Bank has previously delivered to Acquiror a schedule setting forth a list of all Loans as of March 31, 2013 by the Bank to any directors, executive officers and principal shareholders (as such terms are defined in Regulation O promulgated by the Federal Reserve Board (12 CFR Part 215)) of the Bank.  Except as set forth in Section 3.20 of the Bank Disclosure Schedule, (i) there are no employee, officer, director or other Affiliate Loans on which the borrower is paying a rate other than that reflected in the note or the relevant credit agreement or on which the borrower is paying a rate which was below market at the time the Loan was made; and (ii) all such loans are and were made in compliance in all material respects with all applicable Laws.

(e)                                  Except as set forth in Section 3.20(e) of the Bank Disclosure Schedule, none of the agreements pursuant to which the Bank has sold Loans or pools of Loans or participations in Loans or pools of Loans is subject to any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan.

(f)                                   Except as set forth in Section 3.20(f) of the Bank Disclosure Schedule, since December 31, 2008, the Bank has not originated or serviced or currently holds, directly or indirectly, any Loans that would be commonly referred to as “subprime”, “Alt-A” or “negative amortization” Loans, or home equity Loans or lines of credit with a loan to value ratio at origination of over ninety percent (collectively, “High Risk Loans”).

(g)                                  Except as set forth in Section 3.20(g) of the Bank Disclosure Schedule, the Bank does not own any investment securities that are secured by High Risk Loans.

3.21                        Investment Securities; Borrowings; Deposits.

(a)                                 Except for investments in Federal Home Loan Bank stock and pledges to secure Federal Home Loan Bank borrowings and reverse repurchase agreements entered into in arms-length transactions pursuant to normal commercial terms and conditions and entered into in the Ordinary Course of Business and restrictions that exist for securities to be classified as “held to maturity,” none of the investment securities held by the Bank is subject to any restriction (contractual or statutory) that would materially impair the ability of the entity holding such investment freely to dispose of such investment at any time.

(b)                                 The Bank is a party to or has agreed to enter into an exchange-traded or over the-counter equity, interest rate, foreign exchange or other swap, forward, future, option, cap, floor or collar or any other contract that is not included on the face of the Bank Financial Statements and is a derivative contract (including various combinations thereof) (each, a “Derivatives Contract”) or owns securities that (A) are referred to generically as “structured notes,” “high risk mortgage derivatives,” “capped floating rate notes” or “capped floating rate mortgage derivatives” or (B) are likely to have changes in value as a result of interest or exchange rate changes that significantly exceed normal changes in value attributable to interest or exchange rate changes, except for those Derivatives Contracts and other instruments legally purchased or entered into in the Ordinary Course of Business, consistent with regulatory requirements and listed (as of the date hereof) in Section 3.21(b) of the Bank Disclosure Schedule.

(c)                                  Set forth in Section 3.21(c) of the Bank Disclosure Schedule is a true and complete list of the borrowed funds (excluding deposit accounts) of the Bank as of December 31, 2012.

(d)                                 None of the deposits of the Bank is a “brokered” deposit.

3.22                        Vote Required.  Approval by holders of two-thirds of the outstanding shares of Bank Common Stock shall be sufficient to constitute approval by the Bank’s shareholders of this Agreement and the Merger.  A majority of the outstanding shares of Bank Common Stock constitutes a quorum for purposes of the Bank Shareholders’ Meeting.

3.23                        Intellectual Property. Except as set forth in Section 3.23 of the Bank Disclosure Schedule:

(a)                                 The Bank: (i) solely owns (beneficially, and of record where applicable), free and clear of all Liens, other than non-exclusive licenses entered into in the Ordinary Course of Business, all right, title and interest in and to its respective Owned Intellectual Property and (ii) has valid and sufficient rights and licenses to all of the Licensed Intellectual Property.  The Owned Intellectual Property is subsisting, and to the Knowledge of Bank, the Owned Intellectual Property that is Registered is valid and enforceable.

(b)                                 The Owned Intellectual Property and the Licensed Intellectual Property constitute all Intellectual Property used in or necessary for the operation of the businesses of the Bank as presently conducted.  The Bank has sufficient rights to use all Intellectual Property used in its respective business as presently conducted.

(c)                                  The operation of the Bank business as presently conducted does not infringe, dilute, misappropriate or otherwise violate the Intellectual Property rights of any Person.

(d)                                 Other than as set forth in Section 3.23(d) of the Bank Disclosure Schedule, the Bank has not received any notice (including, but not limited to, any invitation to license or request or demand to refrain from using intellectual property rights) from any Person during the two years prior to the date hereof, asserting that the Bank, or the operation of its business, infringes, dilutes, misappropriates or otherwise violates any Person’s Intellectual Property rights.

(e)                                  To the Bank’s Knowledge, no Person has infringed, diluted, misappropriated or otherwise violated any of the Bank’s rights in the Owned Intellectual Property.

(f)                                   The Bank has taken reasonable measures to protect: (i) their rights in their respective Owned Intellectual Property and (ii) the confidentiality of all Trade Secrets that are owned, used or held by the Bank, and to the Bank’s Knowledge, such Trade Secrets have not been used, disclosed to or discovered by any Person except pursuant to appropriate non-disclosure agreements which have not been breached.  To the Bank’s Knowledge, no Person has gained unauthorized access to the Bank’s IT Assets.

(g)                                  The Bank’s respective IT Assets: (i) operate and perform in all material respects as required by the Bank in connection with its business and (ii) to the Bank’s Knowledge, have not materially malfunctioned or failed within the past two years.  The Bank has implemented reasonable backup, security and disaster recovery technology and procedures consistent with industry practices.

(h)                                 The Bank: (i) is, and at all times prior to the date hereof has been, compliant with all applicable Laws, and their own privacy policies and commitments to their respective customers, consumers and employees, concerning data protection and the privacy and security of personal data and the nonpublic personal information of their respective customers, consumers and employees and (ii) at no time during the two years prior to the date hereof has received any notice asserting any violations of any of the foregoing.  The transfer of all such personal data and nonpublic personal information to Acquiror’s control in connection with the consummation of the transactions contemplated hereby shall not violate any such Laws, privacy policies or commitments.

(i)                                     For purposes of this Agreement:

(1)                “Intellectual Property” means any and all: (i) trademarks, service marks, brand names, collective marks, Internet domain names, logos, symbols, trade dress, trade names, business names, corporate names, slogans, designs and other indicia of origin, together with all translations, adaptations, derivations and combinations thereof, all applications, registrations and renewals for the foregoing, and all goodwill associated therewith and symbolized thereby (“Trademarks”); (ii) patents and patentable inventions (whether or not reduced to practice), all improvements thereto, and all invention disclosures and applications therefor, together with all divisions, continuations, continuations-in-part, revisions, renewals, extensions, reexaminations and reissues thereof (“Patents”); (iii) confidential proprietary business information, trade secrets and know-how, including processes, schematics, business and other methods, technologies, techniques, protocols, formulae, drawings, prototypes, models, algorithms, processes, designs, discoveries and inventions (whether or not patentable) (“Trade Secrets”); (iv) copyrights in published and unpublished works of authorship (including databases and other compilations of information), and all registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof; and (v) other intellectual property rights.

(2)                “IT Assets” means, with respect to any Person, the computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, data, data communications lines, and all other information technology equipment, and all associated documentation owned by such Person or such Person’s Subsidiaries.

(3)                “Licensed Intellectual Property” means, with respect to any Person, the Intellectual Property owned by third persons that is used in or necessary for the operation of the respective businesses of such Person and each of its Subsidiaries as presently conducted.

(4)                “Owned Intellectual Property” means, with respect to any Person, Intellectual Property owned or purported to be owned by such Person or any of its Subsidiaries.

(5)                “Registered” or “Registration” means issued by, registered with, renewed by or the subject of a pending application before any Governmental Entity or Internet domain name registrar.

3.24                        Prior Regulatory Applications.  Except as disclosed in Section 3.24 of the Bank Disclosure Schedule, from January 1, 2011 through the date hereof, no regulatory agency has objected to, denied, or advised the Bank to withdraw, and to the Bank’s Knowledge, no third party has submitted an objection to a Governmental Entity having jurisdiction over the Bank regarding, any application, notice, or other request filed by the Bank with any Governmental Entity having jurisdiction over the Bank.

3.25                        Disclosure.  No representation or warranty contained in Article III of this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements in Article III not misleading.

3.26                        Dissenting Shareholders.  Bank has no knowledge of any plan or intention on the part of any stockholder of Bank to exercise appraisal rights in the manner provided by applicable law.

3.27                        Condition of Assets.  Except as set forth in Section 3.27 of the Bank Disclosure Schedule, all tangible assets used by the Bank are in good operating condition, ordinary wear and tear excepted, and the Bank’s use of such assets conforms with all applicable ordinances, regulations, zoning and other laws, whether federal, state or local.  Except as set forth in Section 3.27 of the Bank Disclosure Schedule, the Bank’s premises and equipment are not in need of maintenance or repairs other than ordinary routine maintenance and repairs that are not material in nature or cost.

3.28                        Forms of Instruments, Etc.  The Bank has made, and shall make, available to the Acquiror copies of all standard forms of notes, mortgages, deeds of trust and other routine documents or a like nature used on a regular and recurring basis by the Bank in the Ordinary Course of Business.

3.29                        Fiduciary Responsibilities.  The Bank has performed in all material respects all of its duties as a trustee, custodian, guardian or as an escrow agent in a manner that complies in all material respects with all applicable laws, regulations, orders, agreements, instruments and common law standards.

3.30                        Capital Purchase Program.

(a)                                 The Bank has not had a CDFI Event while the Bank Preferred Stock has been outstanding.  A “CDFI Event” means the failure by a Certified Entity at any time while the Designated Preferred Stock is outstanding to (i) be certified by the Community Development Financial Institution Fund of the United States Department of Treasury as a regulated community development financial institution; (ii) together with all of its Affiliates collectively meet the eligibility requirements of 12 C.F.R. 1805.200(b); (iii) have a primary mission of promoting community development, as may be determined by the United States Department of the Treasury from time to time, based on criteria set forth in 12 C.F.R. 1805.201(b)(1); (iv) provide Financial Products, Development Services, and/or other similar financing as a predominant business activity in arm’s-length transactions; (v) serve a Target Market by serving one or more Investment Areas and/or Targeted Populations as may be determined by the United States Department of the Treasury from time to time, substantially in the manner set forth in 12 C.F.R. 1805.201(b)(3); (vi) provide Development Services in conjunction with its Financial Products, directly, through an Affiliate or through a contract with a third-party provider; (vii) maintain accountability to residents of the applicable Investment Area(s) or Targeted Population(s) through representation on its governing board of directors or otherwise; and (viii) remain a non-governmental entity which is not an agency or instrumentality of the United States of America, or any State or political subdivision thereof; as described in 12 C.F.R. 1805.201(b)(6) and within the meaning of any supplemental regulations or interpretations of 12 C.F.R. 1805.201(b)(6) or such supplemental regulations published by the Fund.  For the avoidance of doubt, a CDFI Event shall not have occurred so long as at least one Certified Entity satisfies the requirements set forth in clauses (i) through (viii) of the preceding sentence, even if other Certified Entities fail to satisfy such requirements.

(b)                                 CPP/CDCI Securities.  To the extent that the Bank participated in the Troubled Asset Relief Program Capital Purchase Program (“CPP”) or the Community Development Capital Initiative (“CDCI”) prior to the Effective Time, and the Bank has any Bank Preferred Stock or other securities issued in connection with its participation in the CPP or the CDCI (the “CPP/CDCI Securities”) outstanding, the Bank has (i) not breached any representation, warranty or covenant set forth in any of the documents governing the CPP/CDCI Securities or its sale to Investor and (ii) paid to Investor all unpaid dividends and/or interest due on the CPP/CDCI Securities for the fiscal quarter prior to the Closing Date plus the accrued and unpaid dividends and/or interest due on the CPP/CDCI Securities as of the Closing Date for the fiscal quarter in which the Closing shall occur.

3.31                        No Material Adverse Effect.  Except as set forth in the Bank Disclosure Schedule, there has not been any Material Adverse Effect since December 31, 2012, nor has any event or condition occurred that has resulted in, or has a reasonable possibility of resulting in the future, in a Material Adverse Effect.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF ACQUIROR

References herein to the “Acquiror Disclosure Schedule” shall mean all of the disclosure schedules required by this Article IV, dated as of the date hereof and referenced to the specific Sections and subsections of Article IV of this Agreement, which have been delivered on the date hereof by Acquiror to the Bank. Except as set forth in the Acquiror Disclosure Schedule, Acquiror hereby represents and warrants to the Bank as follows:

4.1                               Corporate Organization.

(a)                                 Acquiror is a corporation duly organized and validly existing under the Laws of the State of California.  Each of Acquiror’s other Subsidiaries is a corporation duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation or organization.  Each of Acquiror’s Subsidiaries has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or the location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on Acquiror.

4.2                               Authority; No Violation.

(a)                                 Acquiror has full corporate power and authority to execute and deliver this Agreement and, subject to the Parties’ obtaining (i) all bank regulatory approvals required to effectuate the and (ii) the other approvals listed in Section 4.3 of this Agreement.  On or prior to the date of this Agreement, Acquiror’s Board of Directors has (i) determined that this Agreement and the Merger are fair to and in the best interests of Acquiror and its shareholder and declared the Merger and the other transactions contemplated hereby to be advisable, (ii) approved this Agreement, the Merger and the other transactions contemplated hereby.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of Acquiror.  No other corporate proceedings on the part of Acquiror or are necessary to approve this Agreement and to consummate the transactions contemplated hereby.  This Agreement has been duly and validly executed and delivered by Acquiror and (assuming due authorization, execution and delivery by the Bank) this Agreement constitutes a valid and binding obligation of Acquiror, enforceable against Acquiror in accordance with its terms, except as enforcement may be limited by general principles of equity, whether applied in a court of law or a court of equity, and by bankruptcy, insolvency and similar Laws affecting creditors’ rights and remedies generally.

(b)                                       Neither the execution and delivery of this Agreement by Acquiror nor the consummation by Acquiror of the transactions contemplated hereby in accordance with the terms hereof, or compliance by Acquiror with any of the terms or provisions hereof, will (i) violate any provision of the certificate of incorporation or by-laws of Acquiror or the certificate of incorporation, by-laws or similar governing documents of any of its Subsidiaries, or (ii) assuming that the consents and approvals referred to in Section 4.4 of this Agreement are duly obtained and except as set forth in Section 4.3(b) of the Acquiror Disclosure Schedule, (x) violate any Law or Order applicable to Acquiror or any of its Subsidiaries, or any of their respective properties or assets, or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Acquiror or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Acquiror or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected, except, with respect to (ii) above, such as individually or in the aggregate will not have a Material Adverse Effect on Acquiror.

4.3                  Consents and Approvals.  Except for (a) the filing of applications and notices, as applicable, with the Acquiror’s Regulatory Agencies, (b) the filing of the Certificate of Merger with the appropriate Regulatory Agencies, and (e) such other filings, authorizations or approvals as may be set forth in Section 4.4 of the Acquiror Disclosure Schedule, no consents or approvals of or filings or registrations with any Governmental Entity or with any third party are necessary on behalf of Acquiror in connection with (1) the execution and delivery by Acquiror of this Agreement, and (2) the consummation by Acquiror of the Merger and the other transactions contemplated hereby.

4.4                  Reports.  Acquiror and each of its Subsidiaries have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since December 31, 2009 the Acquiror’s Regulatory Agencies (“Acquiror Regulatory Agencies”), and have paid all fees and assessments due and payable in connection therewith.  Except for normal examinations conducted by the Acquiror Regulatory Agencies in the regular course of the business of Acquiror and its Subsidiaries, and except as set forth in Section 4.4 of the Acquiror Disclosure Schedule, no Acquiror’s Regulatory Agency has initiated any proceeding or, to the Knowledge of Acquiror, investigation into the business or operations of Acquiror or any of its Subsidiaries since December 31, 2009 the effect of which is reasonably likely to have a Material Adverse Effect on Acquiror or to delay approval of the Merger by any Governmental Entity having jurisdiction over the Merger, the Acquiror, Acquiror’s Subsidiaries, or the Bank or which is reasonably likely to result in such Governmental Entity’s objecting to the Merger.  There is no unresolved violation, criticism, or exception by any Acquiror’s Regulatory Agency with respect to any report or statement relating to any examinations of Acquiror or any of its Subsidiaries the effect of which is reasonably likely to have a Material Adverse Effect on Acquiror or to delay approval of the Merger by any Governmental Entity having jurisdiction over the Merger,  the Acquiror, Acquiror’s Subsidiaries, or the Bank or which is reasonably likely to result in such Governmental Entity’s objecting to the Merger.

4.5                  Financial Statements.  Acquiror has previously made available to the Bank copies of (a) its consolidated statements of financial condition as of December 31, 2011 and 2012, and the related consolidated statements of income, changes in shareholders’ equity and cash flows for the fiscal years ended December 31, 2010, 2011, and 2012 in each case accompanied by the audit report of Deloitte & Touche LLP, independent public accountants with respect to the Acquiror, (b) the notes related thereto, (c) the unaudited consolidated statement of financial condition of the Acquiror and its Subsidiaries as of March 31, 2013 and the related unaudited consolidated statements of income and cash flows for the three months ended March 31, 2012 and 2013 and (d) the notes related thereto (the “Acquiror Financial Statements”).  Deloitte & Touche LLP is independent with respect to the Acquiror and its Subsidiaries to the extent required by Regulation S-X of the Securities and Exchange Commission (the “SEC”).  The consolidated statements of financial condition of the Acquiror (including the related notes, where applicable) included within the Acquiror Financial Statements fairly present, and the consolidated statements of financial condition of the Acquiror (including the related notes, where applicable), the consolidated financial position of the Acquiror and its Subsidiaries as of the dates thereof, and the consolidated statements of income, changes in shareholders’ equity and cash flows (including the related notes, where applicable) included within the Acquiror Financial Statements fairly present, and the consolidated statements of income, changes in shareholders’ equity and cash flows of the Acquiror (including the related notes, where applicable, the results of the consolidated operations and consolidated financial position of the Acquiror and its Subsidiaries for the respective fiscal periods therein set forth; each of the Acquiror Financial Statements (including the related notes, where applicable) complies, and each of such consolidated financial statements (including the related notes, where applicable); and each of the Acquiror Financial Statements (including the related notes, where applicable) has been, and each of such consolidated financial statements (including the related notes, where applicable), prepared in accordance with GAAP consistently applied during the periods involved, except, in the case of unaudited statements, as permitted by the SEC with respect to financial statements included on Form 10-Q.  The books and records of the Acquiror and its Subsidiaries have been, and are being, maintained in accordance with GAAP and any other applicable legal and accounting requirements, and reflect only actual transactions.

4.6                               Absence of Certain Changes or Events.  Except as disclosed in any Acquiror Report filed with the SEC prior to the date of this Agreement, since December 31, 2011, there has been no change or development or combination of changes or developments which, individually or in the aggregate, has had a Material Adverse Effect on Acquiror.

4.7                               Legal Proceedings.

(a)                                 Except as disclosed in any Acquiror Report filed with the SEC prior to the date of this Agreement or as may be set forth in Section 4.7(a) of the Acquiror Disclosure Schedule, neither Acquiror nor any of its Subsidiaries is a party to any, and there are no pending or, to Acquiror’s knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any material nature against Acquiror or any of its Subsidiaries or challenging the validity or propriety of the transactions contemplated by this Agreement.

(b)                                 Except as set forth in Section 4.7(b) of the Acquiror Disclosure Schedule, there is no Order imposed upon Acquiror, any of its Subsidiaries or the assets of Acquiror or any of its Subsidiaries.

4.8                               Acquiror Information.

(a)                                 The information relating to Acquiror to be contained in the Proxy Statement, as of the date the Proxy Statement is mailed to shareholders of Acquiror, and up to and including the date of the meeting of shareholders of Acquiror to which such Proxy Statement relates, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading..

(b)                                 The information relating to Acquiror and its Subsidiaries to be contained in the Acquiror’s applications to the Acquiror Regulatory Agencies will be accurate in all material respects.

4.9                               Compliance with Applicable Law.  Except as set forth in Section 4.9 of the Acquiror Disclosure Schedule, each of Acquiror and each of its Subsidiaries hold all material licenses, franchises, permits and authorizations necessary for the lawful conduct of its business, and each of Acquiror and each of its Subsidiaries has complied with, and is not in default in any respect under any, applicable Law of any federal, state or local Governmental Entity relating to Acquiror or its Subsidiaries (other than where such defaults or non-compliance will not, alone or in the aggregate, have a Material Adverse Effect on Acquiror).  Except as disclosed in Section 4.9 of the Acquiror Disclosure Schedule, Acquiror and its Subsidiaries have not received notice of violation of, and do not know of any such violations of, any of the above which have or are likely to have a Material Adverse Effect on Acquiror.

4.10                        Agreements with Regulatory Agencies.  Neither Acquiror nor any of its Subsidiaries is subject to any Regulatory Agreement with any Governmental Entity that restricts the conduct of its business or that in any manner relates to its capital adequacy, its credit policies, its management or its business, nor has Acquiror or any of its Subsidiaries been advised by any Governmental Entity that it is considering issuing or requesting any Regulatory Agreement. Neither Acquiror nor any of its Subsidiaries is required by Section 32 of the Federal Deposit Insurance Act to give prior notice to a Federal banking agency of the proposed addition of an individual to its board of directors or the employment of an individual as a senior executive officer.

4.11                        Disclosure.  No representation or warranty contained in Article IV of this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements in Article IV not misleading.

4.12                        Community Reinvestment Act.  Acquiror, and each Subsidiary that is subject to the CRA have a CRA rating of at least “satisfactory.”  Except as listed on Section 4.12 of the Acquiror Disclosure Schedule, from January 1, 2010 through the date hereof, no person or group has adversely commented in writing to Acquiror or any of its Subsidiaries subject to the CRA in a manner requiring recording in a file of CRA communications upon such entity’s CRA performance.

4.13                        Prior Regulatory Applications.  Except as disclosed in Section 4.13 of the Acquiror Disclosure Schedule, from January 1, 2010 through the date hereof, no regulatory agency has objected to, denied, or advised Acquiror or any Subsidiary of Acquiror to withdraw, and to Acquiror’s Knowledge, no third party has submitted an objection to a Governmental Entity having jurisdiction over the Acquiror or any Subsidiary of Acquiror regarding, any application, notice, or other request filed by Acquiror or any Subsidiary of Acquiror with any Governmental Entity having jurisdiction over Acquiror or such Subsidiary.

4.14                        Regulatory Capital.  Upon consummation of the Merger, and after taking effect of the Merger and Acquiror’s ownership of the Wilshire Bank, as calculated on a pro forma basis as of March 31, 2013, Acquiror and the Wilshire Bank will be deemed “well capitalized” under the applicable capital standards and policies of the Federal Reserve System or the FDIC, as the case may be, as in effect on the date of this Agreement (it being understood that this representation shall not be updated as of the Closing Date).

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS

5.1                               Covenants of the Bank.  Except as expressly provided in this Agreement, during the period from the date of this Agreement to the Effective Time, the Bank shall use commercially reasonable efforts to, (i) conduct its business in the ordinary and usual course consistent with past practices and prudent banking practice; (ii) maintain and preserve intact its business organization, properties, leases, employees and advantageous business relationships and retain the services of its officers and key employees, (iii) take no action that would adversely affect or delay the ability of the Bank or Acquiror to perform its covenants and agreements on a timely basis under this Agreement, (iv) timely file all Tax Returns and timely pay all Taxes due with respect to the Bank, and (v) take no action that would adversely affect or delay the ability of the Bank or Acquiror to obtain any necessary approvals, consents or waivers of any Governmental Entity or third party required for the transactions contemplated hereby or that would reasonably be expected to result in any such approvals, consents or waivers containing any material condition or restriction.  Without limiting the generality of the foregoing, and except as set forth in Section 5.1 of the Bank Disclosure Schedule or as otherwise specifically provided by this Agreement or as consented to in writing by Acquiror, the Bank shall not:

(a)                                 declare or pay any dividends on, or make other distributions in respect of, any of its capital stock, except that the Bank may pay dividends on its preferred stock;

(b)                                 (i) repurchase, redeem or otherwise acquire any shares of the capital stock of the Bank, or any securities convertible into or exercisable for any shares of the capital stock of the Bank, (ii) split, combine or reclassify any shares of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, (iii) issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any such shares, (iv) accelerate the exercisability or vesting of any Stock Options or (v) enter into any agreement with respect to any of the foregoing;

(c)                                  amend its certificate of incorporation, bylaws or other similar governing documents;

(d)                                 make any capital expenditures other than those that (i) are made in the Ordinary Course of Business or are necessary to maintain existing assets in good repair and (ii) in any event are in an amount of no more than $25,000 in the aggregate;

(e)                                  enter into any new line of business or offer any new products or services;

(f)                                   acquire or agree to acquire, by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire any assets, other than in connection with foreclosures, settlements in lieu of foreclosure or troubled loan or debt restructurings in the Ordinary Course of Business;

(g)                                  take any action that is intended or may reasonably be expected to result in any of the conditions to the Merger set forth in Article VII of this Agreement not being satisfied or not being satisfied prior to the Cut-off Date;

(h)                                 change its methods of accounting in effect at December 31, 2012, except as required by changes in GAAP or RAP as concurred with in writing by the Bank’s independent auditors;

(i)                                     (1) enter into, establish, adopt, amend, modify or terminate any Bank Benefit Plan or any agreement, arrangement, plan, trust, other funding arrangement or policy between the Bank and one or more of its current or former directors, officers, employees or independent contractors, change any trustee or custodian of the assets of any plan or transfer plan assets among trustees or custodians, (2) increase or accelerate payment of in any manner the compensation or fringe benefits of any director, officer or employee or pay any bonus or benefit not required by any Bank Benefit Plan or agreement as in effect as of the date hereof or (3) grant, award, amend, modify or accelerate any stock options, stock appreciation rights, restricted shares, restricted share units, performance units or shares or any other awards under the Bank Stock Compensation Plans or otherwise, other than any acceleration provided for under the terms of the Bank Stock Compensation Plans in effect on the date hereof or under any grant agreement issued thereunder as such grant agreement exists on the date hereof;

(j)                                    other than activities in the Ordinary Course of Business, sell, lease, encumber, assign or otherwise dispose of, or agree to sell, lease, encumber, assign or otherwise dispose of, any of its material assets, properties (including, without limitation, any Bank Property) or other rights or agreements except as otherwise specifically contemplated by this Agreement or otherwise take or permit any action that otherwise would impair the condition of title to the Bank Property or any part thereof;

(k)                                 other than in the Ordinary Course of Business, incur any indebtedness for borrowed money or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity;

(l)                                     file any application to relocate or terminate the operations of any banking office;

(m)                             create, renew, amend or terminate or give notice of a proposed renewal, amendment or termination of, any material contract, agreement or lease for goods, services or office space (including, without limitation, any Real Property Lease) to which the Bank is a party or by which the Bank or its properties are bound;

(n)                                 other than in the Ordinary Course of Business, in individual amounts not to exceed $200,000, and other than investments for the Bank’s portfolio made in accordance with Section 5.1(o) of this Agreement, make any investment either by purchase of stock or securities, contributions to capital, property transfers or purchase of any property or assets of any other individual, corporation or other entity;

(o)                                 make any investment in any debt security, including mortgage-backed and mortgage related securities, other than U.S. government and U.S. government agency securities with final maturities not greater than five years or mortgage-backed or mortgage related securities that would not be considered “high risk” securities and which are purchased in the Ordinary Course of Business;

(p)                                 settle any claim, action or proceeding involving any liability of the Bank for money damages in excess of $50,000 or involving any material restrictions upon the operations of the Bank;

(q)                                 except in the Ordinary Course of Business and in amounts less than $100,000, waive or release any material right or collateral or cancel or compromise any extension of credit or other debt or claim;

(r)                                    make, renegotiate, renew, increase, extend, modify or purchase any loan, lease (credit equivalent), advance, credit enhancement or other extension of credit, if (A) such transaction is not made in accordance with the Bank’s Board-approved loan policy manual in effect on the date hereof (the “Lending Manual”), (B) the collateral involved in such transaction is located outside of the states of New Jersey and New York, (C) the transaction involves an extension or renewal of an existing loan, lease (credit equivalent), advance, credit enhancement or other extension of credit with an aggregate principal amount in excess of $2,000,000 (or $5,000,000 if SBA loan), (D) the transaction involves a new loan, lease (credit equivalent), advance, credit enhancement or other extension of credit involving an aggregate principal amount in excess of $2,000,000 (or $5,000,000 if SBA loan), (E) the transaction involves a restructuring of a prior extension of credit with an aggregate principal amount (prior to the restructuring) in excess of $1,000,000, (F) the underlying extension of credit is underwritten based on either no or limited verification of income or otherwise without full documentation customary for such an extension of credit; (G) the transaction involves a loan or commitment to an employee, director, officer or other Affiliate of the Bank; (H) the transaction arises outside of the Ordinary Course of Business of the Bank; or (I) the transaction involves an “interest rate swap” or (y) make any commitment in respect of any of the foregoing, unless with regard to (C), (D) or (E) of this Subsection (r), Acquirer fails to object to such transaction no later than 48 hours (weekends and bank holidays excluded) after actual receipt by the officers of Acquirer set forth on Section 5.1(k) of the Wilshire Disclosure Schedule of all information reasonably needed to assess and evaluate the origination, extension, renewal or alteration of that loan, lease(credit equivalent), advance, credit enhancement or other credit facility;

(s)                                   incur any additional borrowings beyond those set forth in Section 5.1(s) of the Bank Disclosure Schedule other than short-term (with a final maturity of two years or less) Federal Home Loan Bank borrowings and reverse repurchase agreements in the Ordinary Course of Business, or pledge any of its assets to secure any borrowings other than as required pursuant to the terms of borrowings of the Bank in effect at the date hereof or in connection with borrowings or reverse repurchase agreements permitted hereunder (it being understood that deposits shall not be deemed to be borrowings within the meaning of this sub-section);

(t)                              make any investment or commitment to invest in real estate, other than investments related to maintenance of owned or leased real estate used by Bank as of the date hereof, or in any real estate development project, other than real estate acquired in satisfaction of defaulted mortgage loans;

(u)                                 except pursuant to commitments existing at the date hereof which have previously been disclosed in writing to Acquiror, make any construction loans outside the Ordinary Course of Business, make any real estate loans secured by undeveloped land or make any real estate loans secured by land located outside the States of New Jersey and New York;

(v)                                 establish, or make any commitment relating to the establishment of, any new branch or other office facilities other than those for which all regulatory approvals have been obtained; with respect to any such new branch or other office facility for which regulatory approval has been received, make any capital expenditures that in the aggregate would exceed $50,000;

(w)                               elect to the Board of Directors of the Bank any person who is not a member of the Board of Directors of the Bank as of the date hereof;

(x)                                 change any method of Tax accounting, make or change any Tax election, file any amended Tax Return, settle or compromise any Tax liability, agree to an extension or waiver of the statute of limitations with respect to the assessment or determination of Taxes, enter into any closing agreement with respect to any Tax or surrender any right to claim a Tax refund;

(y)                                 after an Acquisition Proposal (whether or not conditional) or intention to make an Acquisition Proposal (whether or not conditional) shall have been made directly to the Bank’s shareholders or otherwise publicly disclosed or otherwise communicated or made known to any member of senior management of the Bank or any member of the Bank’s Board of Directors, take any intentional act, or intentionally omit to take any act, that causes any one or more of the Bank’s representations in this Agreement to be inaccurate in any material respect as of the date of such act or omission;

(z)                                  take any other action outside of the Ordinary Course of Business; or

(aa)                          agree to do any of the foregoing.

5.2                               Covenants of Acquiror.  Except as expressly provided in this Agreement, during the period from the date of this Agreement to the Effective Time, Acquiror shall use commercially reasonably efforts to, and shall cause its Subsidiaries to use commercially reasonable efforts to, (i) take no action which would adversely affect or delay the ability of the Acquiror to perform its covenants and agreements on a timely basis under this Agreement, and (ii) take no action which would adversely affect or delay the ability of the Acquiror to obtain any necessary approvals, consents or waivers of any Governmental Entity or third party required for the transactions contemplated hereby or which would reasonably be expected to result in any such approvals, consents or waivers containing any material condition or restriction.  Without limiting the generality of the foregoing, and except as set forth in Section 5.2 of the Acquiror Disclosure Schedule or as otherwise specifically provided by this Agreement or consented to in writing by the Bank (such consent not to be unreasonably withheld), Acquiror shall not, and shall not permit any of its Subsidiaries to:

(a)                                 take any action that is intended or may reasonably be expected to result in any of the conditions to the Merger set forth in Article VII of this Agreement not being satisfied or not being satisfied prior to the Cut-Off Date;

(b)                                 change its methods of accounting in effect at December 31, 2012, except in accordance with changes in GAAP or RAP as concurred with by Acquiror’s independent auditors;

(c)                                  agree to do any of the foregoing.

5.3                               No Solicitation.

(a)                                 Except as expressly permitted by this Section 5.3, the Bank shall not, and the Bank shall use its best efforts to cause its representatives not to, initiate, solicit or knowingly encourage or facilitate inquiries or proposals with respect to, or engage in any negotiations concerning, or provide any confidential or nonpublic information or data to, or have any discussions with, any person relating to, any Acquisition Proposal; provided that in the event that, prior to the time that the Bank’s shareholders’ approval of the Merger (the “Bank Shareholder Approval”) is obtained but not after, (1) the Bank receives, after the execution of this Agreement, an unsolicited bona fide Acquisition Proposal from a person other than Acquiror which did not result from a breach of this Section 5.3, and (2) the Bank’s Board of Directors concludes in good faith (A) that, after consulting with its financial advisor, such Acquisition Proposal constitutes a Superior Proposal or would reasonably be likely to result in a Superior Proposal and (B) that, after considering the advice of outside counsel, failure to take such actions would be inconsistent with its fiduciary duties to the Bank’s shareholders under applicable Law, the Bank may, furnish or cause to be furnished nonpublic information or data and participate in negotiations or discussions with respect to such Acquisition Proposal; provided that prior to providing any nonpublic information permitted to be provided pursuant to the foregoing proviso, it shall have entered into an agreement with such third party on terms substantially similar to and no more favorable to such third party than those contained in the Confidentiality Agreement between Acquiror and the Bank dated April 16, 2013 (the “Confidentiality Agreement”) and any non-public information provided to any person given access to nonpublic information shall have previously been provided to Acquiror or shall be provided to Acquiror prior to or concurrently with the time it is provided to such person.

(i)                                     As of the date of this Agreement, the Bank and its officers, directors and employees shall, and the Bank shall instruct its representatives to, immediately cease and cause to be terminated any existing discussions, negotiations or communications with any third party conducted prior to the date of this Agreement with respect to a possible acquisition and shall request the prompt return or destruction of all confidential information previously furnished in connection therewith.  From and after the date of this Agreement, the Bank and its officers, directors and employees shall use their commercially reasonable efforts to enforce any confidentiality provisions or provisions of similar effect to which the Bank is a party or of which the Bank is a beneficiary.

(ii)                                  Further, the Bank shall (A) not terminate, waive, amend, release or modify any provision of any confidentiality or standstill agreement relating to any Acquisition Proposal to which it or any of its Affiliates or representatives is a party and (B) use its commercially reasonable efforts to enforce any confidentiality or similar agreement relating to any Acquisition Proposal.

(b)                                 Neither the Bank’s Board of Directors nor any committee thereof shall (i) (A) withdraw (or modify or qualify in any manner adverse to Acquiror) or refuse to make the Bank Board Recommendation or (B) adopt, approve, recommend, endorse or otherwise declare advisable the adoption of any Acquisition Proposal, or (ii) cause or permit the Bank to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other agreement constituting or related to, or which is intended to or is reasonably likely to lead to, any Acquisition Proposal (other than a confidentiality agreement permitted by the terms of Section 5.3(a) of this Agreement).

Notwithstanding the foregoing, prior to the date of the Bank Shareholders Meeting, the Bank’s Board of Directors may take any of the actions specified in items (i) and (ii) of the preceding sentence (a “Bank Subsequent Determination”) after the tenth (10th) Business Day following Acquiror’s receipt of a written notice (the “Notice of Superior Proposal”) from the Bank (A) advising that the Bank’s Board of Directors has decided that a bona fide unsolicited written Acquisition Proposal that it received (that did not result from a breach of this Section 5.3 or from an action by a representative of the Bank that would have been such a breach if committed by the Bank) constitutes a Superior Proposal (it being understood that the Bank shall be required to deliver a new Notice of Superior Proposal in respect of any revised Superior Proposal from such third party or its Affiliates that the Bank proposes to accept), (B) specifying the material terms and conditions of, and the identity of the party making, such Superior Proposal, and (C) containing an unredacted copy of the relevant transaction agreements with the party making such Superior Proposal, if, but only if, the Bank’s Board of Directors has reasonably determined in good faith, after consultation with and having considered the advice of outside legal counsel and its financial advisor, that the failure to take such actions would be inconsistent with its fiduciary duties to the Bank’s shareholders under applicable Law and that such Acquisition Proposal is a Superior Proposal and such Superior Proposal has been made and has not been withdrawn and continues to be a Superior Proposal after taking into account all adjustments to the terms of this Agreement that are committed to in writing by Acquiror pursuant to this Section 5.3(b).

(i)                                     During the seven (7) Business Day period following Acquiror’s receipt of the Notice of Superior Proposal, the Bank shall, and shall cause its representatives to, on a non-exclusive basis negotiate with Acquiror in good faith (to the extent that Acquiror desires to negotiate) to make such adjustments in terms and conditions of this Agreement so that such Superior Proposal ceases to constitute a Superior Proposal; provided that Bank may continue to negotiate with the party making such Superior Proposal during such period.

(ii)                                  In the event that at the close of business on the last day of such seven (7) Business Day period, the Bank’s Board of Directors (or any committee thereof) shall have determined in good faith, after consultations with outside legal counsel and financial advisors, taking into account any changes to this Agreement proposed in writing by the Acquiror in response to the Notice of Superior Proposal, that the Superior Proposal giving rise to the Notice of Superior Proposal continues to constitute a Superior Proposal, then the Bank’s Board of Directors may make a Bank Subsequent Determination. In connection with such determination, the Bank shall promptly thereafter terminate this Agreement pursuant to Section 8.1(g) and pays the Termination Fee pursuant to Section 8.5.

(iii)                               If following such seven (7) Business Day period, the Bank’s Board of Directors determines not to effect a Bank Subsequent Determination because the Acquisition Proposal ceased to constitute a Superior Proposal and thereafter any amendment to the financial terms or any other material amendment of such Acquisition Proposal that previously constituted a Superior Proposal occurs, such amendment shall require a new Notice of Superior Proposal, and the Bank shall be required to comply again with the requirement so this Section 5.3(b).

Notwithstanding the foregoing, the changing, qualifying or modifying of the Bank Board Recommendation or the making of a Bank Subsequent Determination by the Bank’s Board of Directors shall not change the approval of the Bank’s Board of Directors for purposes of causing any takeover Laws (or comparable provisions of any certificate of incorporation, bylaw or agreement) to be inapplicable to this Agreement, the Voting Agreements and the transactions contemplated hereby and thereby, including the Merger.

(c)                                  In addition to the obligations of the Bank set forth in Sections 5.3(a) and (b) of this Agreement, in the event that the Bank or any representative of the Bank receives (i) any Acquisition Proposal or (ii) any request for non-public information or to engage in negotiations that the Bank’s Board of Directors believe is reasonably likely to lead to or that contemplates an Acquisition Proposal, the Bank promptly (and in any event within 48 hours of receipt) shall advise Acquiror in writing of the existence of the matters described in clause (i) or (ii), together with the material terms and conditions of such Acquisition Proposal or request and the identity of the person making any such Acquisition Proposal or request.  The Bank shall keep Acquiror reasonably well informed in all material respects of the status (including after the occurrence of any material amendment or modification) of any such Acquisition Proposal or request.  Without limiting any of the foregoing, the Bank shall promptly (and in any event within 48 hours) notify Acquiror in writing if it determines to begin providing non-public information or to engage in negotiations concerning an Acquisition Proposal pursuant to Sections 5.3(a) or (b) of this Agreement and shall in no event begin providing such information or engaging in such discussions or negotiations prior to providing such notice.

(d)                                 For purposes of this Agreement:

(i)                                     “Acquisition Proposal” means, other than the transactions contemplated by this Agreement, a tender or exchange offer to acquire 25% or more of the voting power in the Bank, a proposal for a merger, consolidation or other business combination involving the Bank or any other proposal or offer to acquire in any manner 25% or more of the voting power in, or 25% or more of the business, assets or deposits of, the Bank.

(ii)                                  “Superior Proposal” means an unsolicited bona fide written Acquisition Proposal (with the percentages set forth in the definition of such term changed from 25% to 50%) made by a third party after the date hereof that did not result from a breach of Section 5.3 on terms that the Bank’s Board of Directors concludes in good faith to be more favorable from a financial point of view to its shareholders than the Merger and the other transactions contemplated hereby (including taking into account any adjustment to the terms and conditions proposed by Acquiror in response to such proposal pursuant to Section 5.3(b) of this Agreement or otherwise), after (1)  receiving the advice of its financial advisor (which shall be a nationally recognized investment banking firm), (2)  taking into account the likelihood of consummation of such transaction on the terms set forth therein (as compared to, and with due regard for, the terms herein) and (3)  taking into account all legal (with the advice of outside counsel), financial (including the financing terms of any such proposal), regulatory and other aspects of such proposal and any other relevant factors permitted under applicable Law.

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1                               Regulatory Matters.

(a)                    The Parties shall cooperate with each other and use their reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, and to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities that are necessary or advisable to consummate the transactions contemplated by this Agreement (including without limitation the Merger).

The Bank and Acquiror shall have the right to review in advance, and to the extent practicable each will consult the other on, in each case subject to applicable Laws relating to the exchange of information, all of the information relating to the Bank or Acquiror, as the case may be, which appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement.  In exercising the foregoing right, each of the Parties shall act reasonably and as promptly as practicable.  The Parties agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each Party will keep the other apprised of the status of matters relating to completion of the transactions contemplated herein.

(b)                                 Acquiror and the Bank shall, upon request, furnish each other with all information concerning themselves, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement, and any other statement, filing, notice or application made by or on behalf of Acquiror, Acquiror’s Subsidiaries, or the Bank to any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement (collectively, the “Filing Documents”). Acquiror agrees promptly to advise the Bank if, at any time prior to the Bank Shareholders’ Meeting, any information provided by Acquiror for the Filing Documents becomes incorrect or incomplete in any material respect and promptly to provide Bank with the information needed to correct such inaccuracy or omission.  Acquiror shall promptly furnish the Bank with such supplemental information as may be necessary in order to cause the Filing Documents, insofar as they relate to Acquiror and the Acquiror Subsidiaries, to comply with all applicable legal requirements.  The Bank agrees promptly to advise Acquiror if, at any time prior to the Bank Shareholders’ Meeting, any information provided by the Bank for the Filing Documents becomes incorrect or incomplete in any material respect and promptly to provide Acquiror with the information needed to correct such inaccuracy or omission.  The Bank shall promptly furnish Acquiror with such supplemental information as may be necessary in order to cause the Filing Documents, insofar as they relate to the Bank, to comply with all applicable legal requirements.

(c)                                  Acquiror and the Bank shall promptly furnish each other with copies of written communications received by Acquiror, Acquiror’s Subsidiaries, or the Bank, as the case may be, or any of their respective affiliates or associates (as such terms are defined in Rule 12b-2 under the Exchange Act as in effect on the date of this Agreement) from, or delivered by any of the foregoing to, any Governmental Entity in respect of the transactions contemplated hereby.

6.2                               Access to Information.

(a)                                 The Bank shall permit Acquiror and its representatives, and Acquiror shall permit, and shall cause each of Acquiror’s Subsidiaries to permit, the Bank and its representatives, reasonable access to their respective properties, and shall disclose and make available to Acquiror and its representatives, or the Bank and its representatives, as the case may be, all books, papers and records relating to its and its Subsidiaries’ assets, stock ownership, properties, operations, obligations and liabilities, including, but not limited to, all books of account (including the general ledger), Tax records, minute books of directors’ and shareholders’ meetings (excluding information related to the Merger), organizational documents, bylaws, material contracts and agreements, filings with any regulatory authority, accountants’ work papers, litigation files, plans affecting employees, and any other business activities or prospects in which Acquiror and its representatives or the Bank and its representatives may have a reasonable interest, all to the extent reasonably requested by the Party seeking such access.

However, neither Party shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of any customer, would contravene any Law or Order or would waive any privilege.  The Parties will use commercially reasonable efforts to obtain waivers of any such restriction (other than waivers of the attorney-client privilege) and in any event make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.  Notwithstanding the foregoing, the Bank acknowledges that Acquiror may be involved in discussions from time to time concerning other potential acquisitions and Acquiror shall not be obligated to disclose information regarding such discussions to the Bank except as such information is disclosed to Acquiror’s shareholders generally.

(b)                                 During the period from the date of this Agreement to the Effective Time, each of the Bank and Acquiror will cause one or more of its designated representatives to confer with representatives of the other Party on a monthly or more frequent basis regarding its consolidated business, operations, properties, assets and financial condition and matters relating to the completion of the transactions contemplated herein.  On a monthly basis, the Bank agrees to provide Acquiror with internally prepared consolidated profit and loss statements no later than 20 days after the close of each calendar month.  As soon as reasonably available, but in no event more than 45 days after the end of each fiscal quarter (other than the last fiscal quarter of each fiscal year), the Bank will deliver to Acquiror and Acquiror will deliver to the Bank their respective consolidated quarterly financial statements.  As soon as reasonably available, but in no event more than 90 days after the end of each calendar year (commencing with the year ended December 31, 2013), the Bank will deliver to Acquiror and Acquiror will deliver to the Bank their respective consolidated annual financial statements.

(c)                                  All information furnished pursuant to Sections 6.2(a) and 6.2(b) of this Agreement shall be subject to, and each of the Bank and Acquiror shall hold all such information in confidence in accordance with, the provisions of the Confidentiality Agreement.

(d)                                 No investigation by either of the Parties or their respective representatives shall affect the representations, warranties, covenants or agreements of the other set forth herein.

(e)                                  As soon as reasonably available, but in no event more than forty-five (45) days after the end of each fiscal quarter ending after the date of this Agreement and prior to the Effective Time, the Bank will deliver to Acquiror the Bank’s Call Reports filed Bank Regulatory Agencies.

6.3                               Shareholders’ Meetings.  The Bank shall take all steps necessary to duly call, give notice of, convene and hold a meeting of its shareholders, for the purpose of voting upon the approval and adoption of this Agreement and the consummation of the transactions contemplated hereby (the “Bank Shareholders’ Meeting”).  The Bank will, through its Board of Directors, unless legally required to do otherwise for the discharge by the Bank’s Board of Directors of its fiduciary duties as advised by such Board’s legal counsel and the provisions of Section 5.3 of this Agreement, recommend to its shareholders approval of this Agreement and the transactions contemplated hereby and such other matters as may be submitted to its shareholders in connection with this Agreement.

6.4                               Legal Conditions to Merger.  Each of Acquiror and the Bank shall, and shall cause its Subsidiaries to, use their reasonable best efforts (a) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements which may be imposed on such Party or its Subsidiaries with respect to the Merger and, subject to the conditions set forth in Article VII of this Agreement, to consummate the transactions contemplated by this Agreement and (b) to obtain (and to cooperate with the other Party to obtain) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity and any other third party that is required to be obtained by the Bank or Acquiror or any of their respective Subsidiaries in connection with the Merger and the other transactions contemplated by this Agreement, and to comply with the terms and conditions of such consent, authorization, order or approval.

6.5                  Voting Agreements and Support Agreements.  Contemporaneous with the execution of this Agreement, the Bank shall deliver to Acquiror copies of voting agreements, each in the form and substance of the agreement annexed hereto as Exhibit A, signed by each member of the Board of Directors of the Bank (the “Voting Agreements”).  Also contemporaneous with the execution of this Agreement, the Bank shall deliver to Acquiror copies of support agreements, each in the form and substance of the agreement annexed hereto as Exhibit B, signed by each member of the Board of Directors of the Bank (the “Support Agreements”).

6.6                               Employee Benefit Plans; Existing Agreements.

(a)                                 As of or as soon as practicable following the Effective Time, the employees of the Bank who remain in the employ of Acquiror or its Subsidiaries subsequent to the Effective Time (the “Bank Employees”) shall be eligible to participate in the employee benefit plans of Acquiror and its Subsidiaries (the “Acquiror Plans”) in which similarly situated employees of Acquiror and its Subsidiaries participate, to the same extent as similarly situated employees of Acquiror or its Subsidiaries (it being understood that inclusion of Bank Employees in such Acquiror Plans may occur at different times with respect to different plans).  The Bank agrees to take any necessary actions to cease benefit accruals under any Bank plan that is a Tax-qualified defined benefit plan as of the Effective Time.

(b)                                 With respect to each Acquiror Plan, other than an employee pension plan as such term is defined in Section 3(2) of ERISA, for purposes of determining eligibility to participate, service with the Bank (or predecessor employers to the extent that the Bank provides past service credit) shall be treated as service with Acquiror.

Acquiror shall use commercially reasonable efforts to cause each Acquiror Plan that is a group health plan to waive pre-existing condition limitations applicable to the Bank Employees (to the same extent such limitations were satisfied immediately prior to the Closing).

(c)                                  Unless instructed otherwise by Acquiror, effective as of no later than the day immediately preceding the Effective Time, the Bank shall terminate any and all Bank Benefit Plans that are intended to include a Code Section 401(k) arrangement (each, a “401(k) Plan”), unless Acquiror provides written notice to the Bank that any such 401(k) Plans shall not be terminated.  The Bank shall provide Acquiror with evidence that any such 401(k) Plan has been terminated pursuant to resolutions of the board of directors (or similar body) of the Bank.  Such resolutions shall be subject to review by, and shall be in form and substance reasonably acceptable to, Acquiror.  The Bank shall also take such other actions in furtherance of terminating any such 401(k) Plan as Acquiror may reasonably request.

6.7                               Indemnification.

(a)                                 For a period commencing as of the Effective Time and ending six years after the Effective Time, to the extent permitted by Law, Acquiror shall indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time, a director or officer of the Bank or who serves or has served at the request of the Bank as a director or officer with any other person (collectively, the “Indemnitees”) against any and all claims, damages, liabilities, losses, costs, charges, expenses (including, subject to the provisions of this Section 6.7, reasonable costs of investigation and the reasonable fees and disbursements of legal counsel and other advisers and experts as incurred), judgments, fines, penalties and amounts paid in settlement, asserted against, incurred by or imposed upon any Indemnitee by reason of the fact that he or she is or was a director or officer of the Bank or serves or has served at the request of the Bank as a director or officer with any other person, in connection with, arising out of or relating to (i) any threatened, pending or completed claim, action, suit or proceeding (whether civil,  criminal,  administrative or investigative), including, without limitation, any and all claims, actions, suits, proceedings or investigations by or on behalf of or in the right of or against the Bank or any of its Affiliates, or by any former or present shareholder of the Bank (each a “Claim” and collectively, “Claims”), including, without limitation, any Claim that is based upon, arises out of or in any way relates to the Merger, the Proxy Statement, this Agreement, any of the transactions contemplated by this Agreement, the Indemnitee’s service as a member of the Board of Directors of the Bank or of any committee thereof, the events leading up to the execution of this Agreement, any statement, recommendation or solicitation made in connection therewith or related thereto and any breach of any duty in connection with any of the foregoing, or (ii) the enforcement of the obligations of Acquiror set forth in this Section 6.7, in each case to the fullest extent that the Bank would have been permitted under its certificate of incorporation and bylaws in effect as of the date hereof (and Acquiror shall also advance expenses as incurred due to clauses (i) or (ii) above to the fullest extent so permitted).

Any Indemnitee wishing to claim indemnification under this Section 6.7 shall promptly notify Acquiror in writing upon learning of any Claim, but the failure to so notify shall not relieve Acquiror of any liability it may have to such Indemnitee except to the extent that such failure prejudices Acquiror.

In the event of any Claim as to which indemnification under this Section 6.7 is applicable, (x) Acquiror shall have the right to assume the defense thereof and Acquiror shall not be liable to the applicable Indemnitee for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnitee in connection with the defense thereof, except that if Acquiror elects not to assume such defense, or counsel for such Indemnitee advises that there are issues that raise conflicts of interest between Acquiror and such Indemnitee, such Indemnitee may retain counsel satisfactory to such Indemnitee, and Acquiror shall pay the reasonable fees and expenses of such counsel for such Indemnitee as statements therefor are received; provided, however, that Acquiror shall be obligated pursuant to this Section 6.8 to pay for only one firm of counsel for all Indemnitees in any jurisdiction with respect to a matter unless the use of one counsel for multiple Indemnitees would present such counsel with a conflict of interest that is not waived, and (y) the Indemnitees will cooperate in the defense of any such matter.  Acquiror shall not be liable for the settlement of any claim, action or proceeding hereunder unless such settlement is effected with its prior written consent. Notwithstanding anything to the contrary in this Section 6.7, Acquiror shall not have any obligation hereunder to any Indemnitee when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and nonappealable, that the indemnification of such Indemnitee in the manner contemplated hereby is prohibited by applicable Law or public policy.

(b)                                 The Bank and Acquiror shall cause the persons serving as officers and directors of the Bank immediately prior to the Effective Time to be covered for a period of six years from the Effective Time by the directors’ and officers’ liability insurance policy maintained by the Bank (provided that Acquiror may substitute therefor policies of at least the same coverage and amounts containing terms and conditions that are not materially less advantageous than such policy or single premium tail coverage with policy limits equal to the Bank’s existing annual coverage limits) with respect to acts or omissions occurring prior to the Effective Time that were committed by such officers and directors in their capacity as such. The Bank and the Acquiror shall equally share the cost of such insurance up to $112,000 in total premium coat; provided, however, that (A) regardless of the actual cost of such insurance, the Bank’s share of such cost shall not exceed $56,000, and the Acquiror shall be responsible for total costs in excess of $112,000, (B) in no event shall Acquiror be required to expend an aggregate annual premium in excess of 200% of the annual premium most recently paid by the Bank prior to the date hereof (the “Insurance Amount”) to maintain or procure insurance coverage (which current annual premium is set forth in Section 6.7(b) of the Bank Disclosure Schedule), (C) if Acquiror is unable to maintain or obtain the insurance called for by this Section 6.7(b), Acquiror shall use all reasonable efforts to obtain as much comparable insurance as is available for the Insurance Amount and (D) notwithstanding any provision herein to the contrary, Acquiror shall be deemed to have satisfied all of its obligations pursuant to this Section 6.7(b) in the event that it acquires, or directs the Bank to acquire at an aggregate premium cost not to exceed 300% of the annual premium most recently paid by the Bank prior to the date hereof, single premium tail insurance.  The Bank shall use commercially reasonable efforts to cooperate with Acquiror in the event that Acquiror determines to acquire, or directs the Bank to acquire, such tail insurance with respect to the Bank’s existing directors’ and officers’ liability insurance policy.

(c)                                  In the event Acquiror or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Acquiror assume the obligations set forth in this Section 6.7.

(d)                                 The provisions of this Section 6.7 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

6.8                               Additional Arrangements.  If, at any time after the Effective Time, the Surviving Bank considers or is advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Bank its right, title or interest in, to or under any of the rights, properties or assets of either of the Constituent Corporations acquired or to be acquired by the Surviving Bank as a result of, or in connection with, the Merger or otherwise to carry out the purposes of this Agreement, the officers and directors of the Surviving Bank shall be authorized to execute and deliver, in the name and on behalf of each of the Constituent Corporations or otherwise, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of the Constituent Corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Bank or otherwise to carry out the purposes of this Agreement.

6.9                               Employee Severance and other Employment Matters.

(a)                                 Although, except as otherwise provided for herein, Acquiror shall be under no obligation to retain any employee of Bank, Acquiror will, as of the Effective Date, make a good faith effort to offer continued employment to each employee of Bank, whether in their current position or in another position with Acquiror or its Subsidiaries, subject to Acquiror’s employment policies and procedures and the needs of Acquiror and its Subsidiaries.  Notwithstanding the forgoing, any person who is serving as an employee of either the Bank as of the date hereof whose employment is terminated or substantially adversely modified by Acquiror or any of its Subsidiaries within one year after the Effective Time (unless such termination or substantial adverse modification of employment is for cause or such employee is a party to an employment agreement or other arrangement that provides for severance) shall be entitled to severance payments from Acquiror equal to three (3) weeks of such employee’s compensation for each year of service such employee has completed with the Bank, with a minimum severance of four weeks of such employee’s compensation.  For purposes of this Section 6.9, “cause” shall mean termination or substantial adverse modification because of the employee’s personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, failure to perform duties or violation of any Law (other than traffic violations or similar minor offenses). For purposes of this Section 6.9, an employee’s employment shall be deemed to be substantially adversely modified if there has been a substantial diminution in such employee’s compensation, such employee’s primary place of employment is moved by more than thirty (30) miles from the employee’s primary place of employment prior to the closing, or the employee’s position after the Closing involves substantially less authority and/or responsibility than employee exercised prior to the Closing.

(b)                                 Acquiror shall honor and perform under and/or permit the Bank to honor and perform under those certain agreements set forth on Section 6.9(b) of the Bank Disclosure Schedule.

6.10                        Notification of Certain Matters.  Each Party shall give prompt notice to the other Party of (a) any event, condition, change, occurrence, act or omission that causes any of its representations hereunder to cease to be true in all material respects (or, with respect to any such representation that is qualified as to materiality, causes such representation to cease to be true in all respects); and (b) any event, condition, change, occurrence, act or omission that individually or in the aggregate has, or that, so far as reasonably can be foreseen at the time of its occurrence, is reasonably likely to have, a Material Adverse Effect on such Party. Each of the Bank and Acquiror shall give prompt notice to the other Party of any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement.

6.11                        Other Transactions.  The Bank acknowledges that Acquiror may be in the process of acquiring other banks and financial institutions or in offering securities to the public and that in connection with such transactions, information concerning the Bank may be required to be included in the registration statements, if any, for the sale of securities of Acquiror or in SEC reports in connection with such transactions. Acquiror shall provide the Bank and its counsel with copies of such registration statements at the time of filing.  The Bank agrees to provide Acquiror with any information, certificates, documents or other materials about the Bank as are reasonably necessary to be included in such SEC reports or registration statements, including registration statements that may be filed by Acquiror prior to the Effective Time.  The Bank shall use its reasonable efforts to cause its attorneys and accountants to provide Acquiror and any underwriters for Acquiror with any consents, comfort letters, opinion letters, reports or information that are necessary to complete the registration statements and applications for any such acquisition or issuance of securities.  Acquiror shall reimburse the Bank for reasonable expenses thus incurred by Bank should this Agreement be terminated for any reason.  Acquiror shall not file with the SEC any such registration statement or amendment thereto or supplement thereof containing information regarding the Bank unless the Bank shall have consented in writing to such filing, which consent shall not be unreasonably delayed or withheld.

6.12.                     Failure to Fulfill Conditions.  In the event that Acquiror or the Bank determines that a material condition to its obligation to consummate the transactions contemplated hereby cannot be fulfilled on or prior to the Cut-off Date and that it will not waive that condition, it will promptly notify the other Party.  The Bank and Acquiror will promptly inform the other of any facts applicable to the Bank, Acquiror, or Acquiror’s Subsidiaries respectively, or their respective directors, officers or affiliates, that would be reasonably likely to prevent or materially delay approval of the Merger by any Governmental Entity or that would otherwise prevent or materially delay completion of the Merger.  Any information so provided shall be retained by the receiving Party in accordance with the terms of the Confidentiality Agreement.

6.13.                     Transaction Expenses of the Bank.

(a)                                 The Bank shall cause its professionals to render invoices in accordance with their standard practice.  The Bank shall advise Acquiror monthly of all out-of-pocket expenses that the Bank has incurred in connection with the transactions contemplated hereby. The Bank shall pay its fees and expenses to its accountants or attorneys in accordance with the terms of its written agreements with such parties.

(b)                                 The Bank, in reasonable consultation with the Acquiror, shall (subject to Section 9.3 of this Agreement) make all arrangements with respect to the printing and mailing of the Proxy Statement.

6.14                        Pre-Closing Delivery of Financial Statements.  Prior to the Closing, the Bank shall deliver to Acquiror such consolidated financial statements of the Bank as Acquiror shall reasonably request in order to enable Acquiror to comply with its reporting obligations under the Exchange Act, together with an executed report of the Bank’s outside auditors with respect to all such financial statements that have been audited.  Such report shall be in form and substance satisfactory to the Acquiror.  The financial statements delivered pursuant to this Section 6.14 shall be prepared in accordance with GAAP and shall conform to all provisions of the SEC’s Regulation S-X, such that such financial statements are suitable for filing by Acquiror with the SEC in response to Items 2 and 9 of the SEC’s Current Report on Form 8-K.  Immediately prior to the Closing, the Bank shall cause its outside auditors to deliver to the Acquiror an executed consent, in form and substance satisfactory to the Acquiror and suitable for filing by the Acquiror with the SEC, which consent shall authorize the Acquiror to file with the SEC the report referred to in this Section 6.14 and all other reports delivered by the Bank hereunder.

6.15                        ISRA.  The Bank, at its sole cost and expense, shall obtain, prior to the Effective Time, either (i) a written opinion from its counsel (based upon an affidavit from the Bank that is approved by Acquiror) that the transactions contemplated by, or the properties subject to, this Agreement are not subject to the requirements of ISRA, or (ii) a Remediation Certification (in form and substance satisfactory to Acquiror) prepared by a New Jersey Licensed Site Remediation Professional (“LSRP”) pursuant to ISRA authorizing the consummation of the transactions contemplated by this Agreement prior to the issuance of any “Negative Declaration,” “Response Action Outcome” or approval of any “Remedial Action Workplan,” as such terms are defined under ISRA and SRRA, or (iii) an approval of a Remedial Action Workplan (in form and substance satisfactory to the Acquiror) , or (iv) issuance of a Negative Declaration, waiver or other approval by the New Jersey Department of Environmental Protection (“NJDEP”) pursuant to N.J.A.C. 13:1K-11.2 through 11.8 with respect to each property in New Jersey that the Bank owns or operates, in each case to the extent that such property renders the provisions of ISRA applicable to the transactions contemplated by this Agreement.  The Bank will obtain and maintain a “Remediation Funding Source,” as such term is defined under BCSRA, or other financial assurance in form and amount approvable by the LSRP and the NJDEP as required in furtherance of the Bank’s obligations under this Section 6.15.

6.16                      Payment of Retention Bonuses.  Notwithstanding any other provision hereof, the Bank shall have the right to pay retention bonuses in an aggregate amount not to exceed $273,000 to employees selected by the Bank’s Board of Director who remain employees of the Bank from the date hereof through the Closing Date; provided, however, with respect any employee that the Acquiror determines is critical for transition and/or system conversion following the Closing Date, the Bank shall work with the Acquiror to extend the retention period beyond the Closing Date for a period not to exceed sixty (60) days.

6.17                      No Control Over Other Party’s Business.  Nothing contained in this Agreement shall give Acquiror, directly or indirectly, the right to control or direct the operations of the Bank prior to the Effective Time, and nothing contained in this Agreement shall give the Bank, directly or indirectly, the right to control or direct the operations of Acquiror or its Subsidiaries prior to the Effective Time. Prior to the Effective Time, each of the Bank and Acquiror shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

6.18                      Access and Invitation.

(a)                                 The Bank shall afford, during normal Bank business hours, the officers, directors, employees, attorneys, accountants, investment bankers and authorized representatives of the Acquiror full access, to the extent legally permissible, to the properties, books, contracts and records of the Bank, permit Acquiror to make such inspections (including with regard to such properties physical inspection of the surface and subsurface thereof and any structure thereon) as they may require and furnish to Acquiror, to the extent legally permissible, during such period all such information concerning the Bank and its affairs as Acquiror may reasonably request, in order that Acquiror may have full opportunity to make such reasonable investigation as it desires to make of the affairs of the Bank, including access sufficient to verify the value of the assets and the liabilities of the Bank and the satisfaction of the conditions precedent to Acquiror’s obligations described in Section 7.2.  Such access shall not disrupt the normal business operations of the Bank.  The Bank agrees at any time, and from time to time, to furnish to Acquiror as soon as practicable, any additional information that Acquiror may reasonably request.  All inspections by Acquiror under this provision shall be at its expense. Notwithstanding the forgoing, Bank shall not be obligated to provide any information to Acquirer if the Bank is advised by counsel that providing such information could be deemd a waiver of any privilege associated with such information.

(b)                                 The Bank shall give notice to 2 designees of Acquiror, which designees may change from time to time at Acquiror’s discretion, who shall be acceptable to the Bank (Bank’s approval of such designees to not be unreasonably withheld) and shall invite such persons to attend, only in an observer’s role, all regular and special meetings of the Board of Directors of the Bank and all regular and special meetings of any board or senior management committee of the Bank (including any committee at which loans or extensions of credit are approved); but the Bank reserves the right to exclude such invitees from any portion of any meeting specifically relating to the transactions contemplated by this Agreement or which, upon the advice of counsel, are otherwise privileged. Prior to attending any such meeting or receiving any information related to any such meeting, such designees shall sign confidentiality agreements with the Bank.

In addition, the Bank shall provide Acquiror with copies of the minutes of all regular and special meetings of the Board of Directors of the Bank and minutes of all regular and special meetings of any board or senior management committee of the Bank held on or after the date of this Agreement (except portions of such minutes that are devoted to the discussion of this Agreement or that, upon the advice of legal counsel, are otherwise privileged).  The Bank shall provide copies of those minutes to Acquiror within 15 Business Days after the date of that meeting, and Acquiror shall keep those minutes confidential.

6.19                      Obligations Related to CDCI.  The Bank shall reasonably cooperate with Acquiror to permit Acquiror, upon completion of the Merger, to assume expressly the obligations of the Bank under its CDCI preferred securities, including the issuance of its own preferred stock to replace the preferred stock of the Bank. However, in the event that the United States Treasury (“UST”) does not consent to the assumption of the Bank’s CDCI preferred securities by Acquiror, Acquiror shall, as part of Closing, assist the Bank in redeeming such CDCI preferred securities from the UST.

6.20                      Further Assurances.  Subject to the terms and conditions herein provided, each of the Parties agrees to use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to satisfy the conditions to the Parties’ obligations hereunder and to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, using reasonable efforts to lift or rescind any injunction or restraining order or other Order adversely affecting the ability of the Parties to consummate the transactions contemplated by this Agreement and using its commercially reasonable efforts to prevent the breach of any representation, warranty, covenant or agreement of such Party contained or referred to in this Agreement and to promptly remedy the same.  Nothing in this Section 6.20 shall be construed to require any Party to participate in any threatened or actual legal, administrative or other proceedings (other than proceedings, actions or investigations to which it is otherwise a party or subject or threatened to be made a party or subject) in connection with consummation of the transactions contemplated by this Agreement unless such Party shall consent in advance and in writing to such participation and the other Party agrees to reimburse and indemnify such Party for and against any and all costs and damages related thereto.

ARTICLE VII

CONDITIONS PRECEDENT

7.1                               Conditions to Each Party’s Obligations Under this Agreement.  The respective obligations of each Party under this Agreement to consummate the Merger shall be subject to the satisfaction or, where permissible under applicable Law, waiver at or prior to the Effective Time of the following conditions:

(a)                                 Approval of Shareholders.  This Agreement and the transactions contemplated hereby shall have been approved by the requisite vote of the shareholders of the Bank.

(b)                                 Regulatory Filings.  All necessary approvals and consents (including without limitation any required approval of any Regulatory Agency) required to consummate the transactions contemplated hereby and contemplated by this Agreement shall have been obtained without the imposition of any term or condition that would, in Acquiror’s reasonable judgment, impair, in any material respect, the value of the Merger to Acquiror.  All conditions required to be satisfied prior to the Effective Time by the terms of such approvals and consents shall have been satisfied; and all statutory waiting periods in respect thereof (including the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, if applicable) shall have expired.

(c)                                  Suits and Proceedings.  No Order shall be outstanding against a Party or its Subsidiaries or a third party that would have the effect of preventing completion of the Merger; no suit, action or other proceeding shall be pending or threatened by any Governmental Entity seeking to restrain or prohibit the Merger; and no suit, action or other proceeding shall be pending before any court or Governmental Entity seeking to restrain or prohibit the Merger or obtain other substantial monetary or other relief against one or more Parties.

7.2                               Conditions to the Obligations of Acquiror Under this Agreement.  The obligations of Acquiror under this Agreement shall be further subject to the satisfaction or waiver, at or prior to the Effective Time, of the following conditions:

(a)                                 Representations and Warranties; Performance of Obligations of the Bank.  Except for those representations and warranties that are made as of a particular date, the representations and warranties of the Bank contained in this Agreement shall be true and complete in all material respects (except with respect to those representations and warranties that are qualified as to materiality, which shall be true in all respects) on the Closing Date as though made on and as of the Closing Date.  The representations and warranties of the Bank contained in this Agreement that are made as of a particular date shall be true and complete in all material respects (except with respect to those representations and warranties that are qualified as to materiality, which shall be true in all respects) as of such date.  The Bank shall have performed in all material respects the agreements, covenants and obligations to be performed by it prior to the Closing Date.

(b)                                 Certificates.  The Bank shall have furnished Acquiror with such certificates of its officers or other documents to evidence fulfillment of the conditions set forth in this Section 7.2 as Acquiror may reasonably request.

(c)                                  Third Party Consents.  All consents, waivers and approvals of any third parties (other than the consents, waivers and approvals referred to in Section 7.1(b) of this Agreement) that are necessary to permit the consummation of the Merger and the other transactions contemplated hereby shall have been obtained or made, except for those as to which the failure to obtain would not be material (i) on the Bank or (ii) on the Acquiror and its Subsidiaries taken as a whole.  None of the consents, approvals or waivers referred to in this Section 7.2(d) shall contain any term or condition which would have a material adverse impact on the Surviving Bank and its Subsidiaries, taken as a whole, after giving effect to the Merger.

(d)                                 Releases of Directors of the Bank.  The Acquiror having received from each of the directors of the Bank an instrument dated as of the Closing Date releasing the Bank and its Subsidiaries from any and all claims of such directors (except to certain matters described therein), the form of which is attached hereto as Exhibit C.

(e)                                  FIRPTA.  The Bank shall have delivered to Acquiror a certificate dated as of the Closing Date, in form and substance required under the Treasury Regulations promulgated pursuant to Section 1445 of the Code, certifying such facts as to establish that the transactions contemplated hereby are exempt from withholding pursuant to Section 1445 of the Code.

(f)                                   Dissenting Shareholders.  Holders of not more than 5% of the outstanding Bank Common Stock having demanded or be entitled to demand payment of the fair value of their shares as dissenting shareholders under N.J.S.A. Section 17:9A-140.

(g)                                  Voting and Support Agreements.  Simultaneously with the execution of this Agreement, the Acquiror shall have received from each member of the Board of Directors of the Bank (i) an executed Voting Agreement in the form and substance of the agreement annexed hereto as Exhibit A, and (ii) an executed Support Agreement in the form and substance of the agreement annexed hereto as Exhibit B.

(h)                                 Tail Coverage.  The Acquiror shall have received written confirmation from the Bank that the Bank has obtained the Tail Coverage and that the total premium for the Tail Coverage has been paid or accrued as of the Effective Time.

7.3                               Conditions to the Obligations of the Bank Under this Agreement.  The obligation of the Bank to effect the Merger is also subject to the satisfaction or waiver by the Bank at or prior to the Effective Time of the following conditions:

(a)                                 Representations and Warranties; Performance of Obligations of Acquiror.  Except for those representations and warranties that are made as of a particular date, the representations and warranties of Acquiror contained in this Agreement shall be true and complete in all material respects (except with respect to those representations and warranties that are qualified as to materiality, which shall be true in all respects) on the Closing Date as though made on and as of the Closing Date.  The representations and warranties of Acquiror contained in this Agreement that are made as of a particular date shall be true and complete in all material respects (except with respect to those representations and warranties that are qualified as to materiality, which shall be true in all respects) as of such date.  Acquiror shall have performed in all material respects the agreements, covenants and obligations to be performed by it prior to the Closing Date.

(b)                                 Certificates.  Acquiror shall have furnished the Bank with such certificates of its officers or other documents to evidence fulfillment of the conditions set forth in this Section 7.3 as the Bank may reasonably request.

ARTICLE VIII

TERMINATION AND AMENDMENT

8.1                               Termination.  This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval by the shareholders of the Bank of the matters presented in connection with the Merger:

(a)                                 by mutual consent of the Bank and Acquiror;

(b)                                 by either Acquiror or the Bank upon written notice to the other Party if the approval of any Governmental Entity required for consummation of the Merger and the other transactions contemplated by this Agreement is denied by final, non-appealable action of such Governmental Entity; provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(b) shall not be available to any Party whose failure to comply with any provision of this Agreement has been the cause of, or materially contributed to, such action;

(c)                                  by either Acquiror or the Bank, if the Merger shall not have been consummated on or before March 31, 2014 (the “Cut-off Date”) or such later date as shall have been agreed to in writing by Acquiror and the Bank, unless the failure of the Closing to occur by such date shall be due to the failure of the Party seeking to terminate this Agreement to perform or observe the covenants and agreements of such Party set forth herein;

(d)                                 by either Acquiror or the Bank if the approval of the shareholders of the Bank required for the consummation of the Merger shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of such shareholders or at any adjournment or postponement thereof;

(e)                                  by either Acquiror or the Bank (provided that the terminating Party is not then in material breach of any representation, warranty, covenant or other agreement contained herein), if there shall have been a breach of any of the representations or warranties set forth in this Agreement on the part of the other Party (determined as of the date hereof or, in the case of representations and warranties made as of a particular date, as of the date as of which such representation or warranty is made), which breach is not cured within thirty days following written notice to the Party committing such breach, or which breach, by its nature, cannot be cured prior to the Cut-Off Date; provided, however, that neither Party shall have the right to terminate this Agreement pursuant to this Section 8.1(e) unless the breach of representation or warranty, together with all other such breaches, (i) would entitle the Party receiving such representation not to consummate the transactions contemplated hereby under Section 7.2(a) of this Agreement (in the case of a breach of a representation or warranty by the Bank) or Section 7.3(a) of this Agreement (in the case of a breach of a representation or warranty by Acquiror) or (ii) would constitute a Material Adverse Effect with respect to the Party committing such breach or breaches;

(f)                                   by either Acquiror or the Bank (provided that the terminating Party is not then in material breach of any representation, warranty, covenant or other agreement contained herein), if there shall have been a material breach of any of the covenants or agreements set forth in this Agreement on the part of the other Party hereto, which breach shall not have been cured within thirty days following receipt by the breaching Party of written notice of such breach from the other Party, or which breach, by its nature, cannot be cured prior to the Cut-Off Date;

(g)                                  by the Bank, if, prior to receipt of the Bank Shareholder Approval, the Bank has received a Superior Proposal, and in accordance with Section 5.3 of this Agreement, has entered into an acquisition agreement with respect to the Superior Proposal, but only if prior to terminating this Agreement, the Bank (A) pays to Acquiror the Termination Fee and Termination Expenses, and (B) delivers to Acquiror a release signed by the parties to such acquisition agreement and any entity that controls such parties, which release shall be in form and substance reasonably satisfactory to Acquiror and shall irrevocably waive any right the releasing parties may have to challenge the payment to Acquiror of the Termination Fee and the payment to Acquiror of the Termination Expenses;

(h)                                 by Acquiror if (I) prior to receipt of the Bank Shareholder Approval, the Bank or the Bank’s Board of Directors (or any committee thereof) has (A) effected a Bank Subsequent Determination or approved, adopted, endorsed or recommended any Acquisition Proposal, (B) failed to make the Bank Board Recommendation, withdrawn the Bank Board Recommendation or failed to publicly re-affirm the Bank Board Recommendation within five days after receipt from Acquiror of a written request to do so, (C) breached the terms of Section 5.3 of this Agreement in any material respect adverse to Acquiror, or (D) in response to the commencement (other than by Acquiror or a Subsidiary thereof) of a tender offer or exchange offer for 10% or more of the outstanding shares of the Bank’s Common Stock, recommended that the shareholders of the Bank tender their shares in such tender or exchange offer or otherwise failed to recommend that such shareholders reject such tender offer or exchange offer within the ten business day period specified in Rule 14e-2(a) under the Exchange Act or (II) any other event occurs that gives rise to the payment of a Termination Fee and Termination Expenses pursuant to Section 8.5 of this Agreement;

(i)                                     by Acquiror if the conditions set forth in Sections 7.1 and 7.2 of this Agreement are not satisfied and are not capable of being satisfied by the Cut-off Date; or

(j)                                    by the Bank if the conditions set forth in Sections 7.1 and 7.3 of this Agreement are not satisfied and are not capable of being satisfied by the Cut-off Date.

8.2                               Effect of Termination.  In the event of termination of this Agreement by either Acquiror or the Bank as provided in Section 8.1 of this Agreement, this Agreement shall forthwith become void and have no effect except that (i) Sections 8.1, 8.2, 8.5 and Article IX of this Agreement shall survive any termination of this Agreement and (ii) in the event that such termination is effected pursuant to Sections 8.1(e) or 8.1(f) of this Agreement, the non-defaulting Party may pursue any remedy available at law or in equity to enforce its rights and shall be paid by the defaulting Party for all damages, costs and expenses, including without limitation legal, accounting, investment banking and printing expenses, incurred or suffered by the non-defaulting Party in connection herewith or in the enforcement of its rights hereunder.

8.3                               Amendment.  Subject to compliance with applicable Law, this Agreement may be amended by the Parties at any time before or after approval of the matters presented in connection with the Merger by the shareholders of the Bank; provided, however, that after any approval of the transactions contemplated by this Agreement by the Bank’s shareholders, there may not be, without further approval of such shareholders, any amendment of this Agreement which reduces the amount or changes the form of the consideration to be delivered to the Bank’s shareholders hereunder other than as contemplated by this Agreement.  This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties.

8.4                               Extension; Waiver.  At any time prior to the Effective Time, each of the Parties may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other Party, (b) waive any inaccuracies in the representations and warranties of the other Party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions of the other Party contained herein.  Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

8.5                               Termination Fee; Expenses.  In the event that:

(i)                                     this Agreement is terminated by the Bank pursuant to Section 8.1(g) of this Agreement or by Acquiror pursuant to Section 8.1(h) of this Agreement, then the Bank shall pay to Acquiror, immediately upon such termination, by wire transfer of immediately available funds, the sum of $1,138,389 (the “Termination Fee”).

(ii)                                  (A) an Acquisition Proposal (whether or not conditional) or intention to make an Acquisition Proposal (whether or not conditional) shall have been made directly to the Bank’s shareholders or otherwise publicly disclosed or otherwise communicated or made known to any member of senior management of the Bank or any member of the Bank’s Board of Directors and (B) this Agreement is thereafter terminated (x) by the Bank or Acquiror pursuant to 8.1(d)(i) of this Agreement (if the Bank Shareholder Approval has not theretofore been obtained), or (y) by Acquiror pursuant to Sections 8.1(e) or 8.1(f) of this Agreement, then, if within 12 months after such termination, the Bank enters into a definitive agreement with respect to, or consummates a transaction contemplated by, any Acquisition Proposal (which, in each case, need not be the same Acquisition Proposal that shall have been made, publicly disclosed or communicated prior to termination hereof), then the Bank shall pay Acquiror, on the earlier of the date of such execution or consummation, the Termination Fee.

ARTICLE IX

GENERAL PROVISIONS

9.1                               Interpretation.

(a)                                 The headings and captions contained in this Agreement and in any table of contents are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(b)                                 Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

(c)                                  The words “hereof”, “herein” and “herewith” and words of similar import shall, unless expressly otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph, exhibit, appendix and schedule references are to the articles, sections, paragraphs, exhibits, appendices and schedules of this Agreement unless expressly otherwise specified.

(d)                                 The meaning assigned to each term defined herein shall be equally applicable to both the singular and the plural forms of such term, and words denoting any gender shall include all genders.  Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

(e)                                  A reference to any Party to this Agreement or any other agreement or document shall include such Party’s successors and permitted assigns.

(f)                                   A reference to any legislation or to any provision of any legislation shall include any amendment thereto, and any modification or re-enactment thereof, any legislative provision substituted therefor and all regulations and statutory instruments issued thereunder or pursuant thereto.

(g)                                  The Parties have participated jointly in the negotiation and drafting of this Agreement.  In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provisions of this Agreement.

(h)                                 All references to “dollars” or “$” in this Agreement refer to United States dollars, which is the currency used for all purposes in this Agreement.

(i)                                     The terms of this Section 9.1 shall apply to the Bank Disclosure Schedule and the Acquiror Disclosure Schedule delivered herewith and to each document included in the exhibits annexed hereto unless expressly otherwise stated therein.

9.2                               Nonsurvival of Representations, Warranties and Agreements.  None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for those covenants and agreements contained herein and therein which by their terms apply in whole or in part after the Effective Time.

The provisions of Section 6.2(c), Article VIII and Article IX of this Agreement and the Confidentiality Agreement shall survive the termination of this Agreement.

9.3                               Expenses.  Except as otherwise provided in Section 8.5 of this Agreement and in this Section 9.3, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such costs and expenses.

9.4                               Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

(a) if to Acquiror, to:

Wilshire State Bank

3200 Wilshire Boulevard

Los Angeles, California 90010

Attn: Jae Whan Yoo, President and Chief Executive Officer

with a copy (which shall not constitute notice) to:

Hunton & Williams LLP

1445 Ross Avenue

Dallas, Texas 75202

Attn:  Peter G. Weinstock, Esq.

and

(b) if to the Bank, to:

BankAsiana

7 Broad Avenue

Palisades Park, New Jersey 07650

Attn: Hong Sik Hur, President and Chief Executive Officer

with a copy (which shall not constitute notice) to:

Windels, Marx, Lane & Mittendorf, LLP

120 Albany Street

New Brunswick, New Jersey 08901

Attn:  Robert Schwartz, Esq.

9.5                               Counterparts; Facsimile.  This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by both of the Parties and delivered to both of the Parties, it being understood that all Parties need not sign the same counterpart.

Execution and delivery of this Agreement or any agreement contemplated hereby by facsimile or pdf transmission shall constitute execution and delivery of this Agreement or such agreement for all purposes, with the same force and effect as execution and delivery of an original manually signed copy hereof.

9.6                               Entire Agreement.  This Agreement (including the documents, the disclosure schedules and the instruments referred to herein), together with the Confidentiality Agreement, constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof.

9.7                               Governing Law.  This Agreement shall be governed and construed in accordance with the Laws of the State of New York, without regard to any applicable conflicts of law.

9.8                               Severability.  Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction.  If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

9.9                               Publicity.  Except as otherwise required by Law or the rules of the NASDAQ Global Select Market, so long as this Agreement is in effect, neither Acquiror nor the Bank shall issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, the transactions contemplated by this Agreement without the consent of the other Party, which consent shall not be unreasonably withheld.

9.10                        Assignment; Parties in Interest; No Third Party Beneficiaries.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Party hereto (whether by operation of law or otherwise) without the prior written consent of the other Party.  Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.  Except as otherwise expressly provided in Section 6.7 of this Agreement, this Agreement (including the documents and instruments referred to herein) is not intended to confer upon any person other than the Parties any rights or remedies hereunder.  Except as otherwise expressly provided in Section 6.7 of this Agreement, nothing in this Agreement, express or implied, is intended to or shall confer upon any person other than Acquiror and the Bank any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement.  The representations and warranties in this Agreement are the product of negotiations among the Parties and are for the sole benefit of the Parties.  In certain instances, the representations and warranties in this Agreement may represent an allocation between the Parties of risks associated with particular matters regardless of the knowledge of any of the Parties.  Consequently, persons other than the Parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

9.11                        Definitions.

(a)  For purposes of this Agreement, the following terms shall have the following meanings:

“Affiliate” of a Person means a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned Person.  For purposes of this definition, “control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of an entity, whether through the ownership of voting securities, by contract or otherwise.

“Applicable Law” means collectively, any federal, state or local constitution, Law or similar legal requirement, or any directive, policy or order that is made or given at any time or from time to time by any Governmental Entity, to which the Bank is subject, and any applicable and valid order, verdict, judgment or consent decree.

“Applicable Requirements” means collectively, (i) the terms of a Mortgage Loan (including, without limitation, the related mortgage note and mortgage or other security interest), (ii) all Applicable Laws, (iii) all obligations, under any Contract, (iv) all other applicable requirements and guidelines of any Agency, Investor or Governmental Entity having jurisdiction; and (v) the reasonable and customary practices of prudent mortgage lending, underwriting, processing, origination, insuring, closing, funding, servicing, subservicing, loss mitigation, foreclosure, and real property administration firms and institutions.

“Business Day” means any day other than a Saturday or Sunday or any day that banks in the State of New Jersey are authorized or required to be closed.

“Contract” means any contract, agreement, indenture, note, bond, mortgage, loan, instrument, lease, license, commitment or other arrangement, understanding, undertaking, commitment or obligation, whether written or oral.

“GAAP” means, for any Person, accounting principles generally accepted in the United States, as consistently applied by such Person.

“Knowledge” means, (i) with respect to the Bank, the actual knowledge upon due inquiry of the Bank’s three management officials, and (ii) with respect to the Acquiror, the actual knowledge upon due inquiry, of the chief executive officer, the chief financial officer or the general counsel, and (iii) with respect to either of the Bank or the Acquiror, the actual knowledge without inquiry of any member of the board of directors.

“Law” means, unless the context expressly indicates otherwise, any foreign, federal, state or local statute, law, ordinance, rule, regulation, code, enactment or other statutory or legislative provision.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement relating to such asset and (c) in the case of securities, any purchase option, call or preemptive right, right of first refusal or similar right of a third party with respect to such securities.

“Material Adverse Effect” means, with respect to any Person, any event, effect, condition, change, occurrence, development or state of circumstances that has a material adverse effect on the business, financial condition or results of operations of such Person and its Subsidiaries considered as a single enterprise or has a material adverse effect on the ability of such Person or any of its Subsidiaries to consummate the Merger; provided, however, that “Material Adverse Effect” shall not include the following, either alone or in combination, nor shall any of the following be taken into account in determining whether there has been a Material Adverse Effect: (a) effects, changes, events, developments, circumstances or conditions that generally affect the banking business; (b) general business, financial or economic conditions; (c) national or international political or social conditions, including the engagement in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any actual or threatened military or terrorist attack, (d) changes or developments resulting or caused by natural disasters, (e) the conditions of any financial, banking, or securities markets (including any disruption thereof and any decline in the price of any security or any market index), (f) changes in GAAP or in the interpretation or enforcement thereof, (g) changes in Law or other binding directives issued by any Governmental Entity; (h) failure by such Person to meet internal or third party projections or forecasts or any published revenue or earnings projections for any period; provided, that this exception shall not prevent or otherwise affect any determination that any event, condition, change, occurrence, development or state of facts underlying such failure has or resulted in, or contributed to, a Material Adverse Effect; or (i) acts or omissions of such Person or its Subsidiaries carried out (or omitted to be carried out) pursuant to this Agreement; provided, however, that the foregoing clauses (a) through (g) shall not apply if such effect, change, event, development or circumstance disproportionately adversely affects the Bank, or Acquiror and its Subsidiaries, taken as a whole, as the case may be, compared to other Persons that operate in the banking industry.

“Most Recent Balance Sheet” means the most recent balance sheet included within the Bank Financial Statements.

“Order” means any judicial or administrative judgment, decision, decree, order, settlement, injunction, writ, stipulation, determination or award, in each case to the extent legally binding and finally determined.

“Ordinary Course of Business” means, with respect to a Person, the ordinary course of business of such Person and its corporate Affiliates consistent with past custom and practice.

“Permitted Liens” means any (a) mechanic’s, materialmen’s, laborer’s, workmen’s, repairmen’s, carrier’s and similar Liens, including all statutory Liens, arising or incurred in the Ordinary Course of Business for amounts that are not delinquent, for which appropriate reserves have been established on the Most Recent Balance Sheet in accordance with GAAP and that are not, individually or in the aggregate, material and do not detract materially from the value thereof, (b) Liens for current state and local property Taxes, assessments and other governmental charges not yet due and payable or, if due, (i) not delinquent, (ii) being contested in good faith through appropriate proceedings and (iii) for which appropriate reserves have been established on the Most Recent Balance Sheet in accordance with GAAP, (c) purchase money Liens and Liens securing rental payments under capital lease arrangements, (d) pledges to secure deposits and other Liens incurred in the Ordinary Course of Business and (e)  in the case of Owned Properties held by the Bank, easements, covenants, rights-of-way, conditions and other restrictions or similar matters of record affecting title to such property that are shown on surveys or other title records delivered to Acquiror’s counsel (with a designation that such surveys or title records have been delivered pursuant to Section 9.11(a) of the then current draft of this Agreement).

“Person” or “person”, except where the context clearly indicates a reference solely to an individual, means an individual, corporation, partnership, limited liability company, trust, association, Governmental Entity or other entity.

“Subsidiary”, when used with respect to any Person, means any corporation, partnership, limited liability company or other entity, whether incorporated or unincorporated, which is consolidated with such Person for financial reporting purposes.

(b)  The following terms are defined in the following Sections of this Agreement:

401(k) Plan	6.6(c)
Accounting Firm	3.6(a)
Acquiror	Preamble
Acquiror Common Stock	1.7
Acquiror Disclosure Schedule	Article IV Lead-in
Acquiror Financial Statements	4.5
Acquiror Plans	6.6
Acquiror Regulatory Agencies	4.4
Acquiror Reports	4.6
Acquisition Proposal	5.3(e)(i) and 8.5
Advisory Firm	3.7
Agreement	Preamble
Bank	Preamble
Bank Benefit Plans	3.11(a)
Bank Board Recommendation	3.3(a)
Bank Common Stock	1.4(a)
Bank Contract	3.14
Bank Disclosure Schedule	Article III Lead-in
Bank Employees	6.6(a)
Bank Financial Statements	3.6(a)
Bank Pension Plans	3.11(a)
Bank Preferred Stock	3.2(a)

Bank Properties	3.16(a)
Bank Property	3.16(a)
Bank Regulatory Agencies	3.5(a)
Bank Shareholder Approval	5.3(a)
Bank Shareholders’ Meeting	6.3
Bank Stock Compensation Plans	1.6(a)
Bank Subsequent Determination	5.3(b)
Bank Welfare Plans	3.11(a)
BCSRA	3.17(d)
BOLI	3.16(g)
BOLI Covered Individuals	3.16(g)
cause	6.9
CERCLA	3.17(d)
Certificate of Merger	1.2
Certificates	1.4(c)
Claim	6.7(a)
Claims	6.7(a)
Closing	1.2
Closing Date	1.2
Closing Notice	1.2
Code	1.1
Confidentiality Agreement	5.3(a)
Constituent Corporation	Preamble
Constituent Corporations	Preamble
control	Definition of “Affiliate”
Covered Person	3.19
CRA	3.13(b)
Cut-off Date	8.1(c)
Derivatives Contract	3.21(b)
Determination Date	1.2
DOL	3.11(b)
Effective Time	1.2
Environmental Laws	3.17(d)
Environmental Matters	3.17(d)
ERISA	3.11(a)
ERISA Affiliate	3.11(a)
Exchange Act	4.6(b)
Exchange Agent	1.5
FDIC	3.1(a)
Filing Documents	6.1(b)
Governmental Entity	3.4
High Risk Loans	3.20(f)
Indemnitees	6.7(a)
Insurance Amount	6.7(b)
Intellectual Property	3.23(i)(1)
IRS	3.10(a)

ISRA	3.17(d)
IT Assets	3.23(i)(2)
Lending Manual	5.1(r)
Licensed Intellectual Property	3.23(i)(3)
Loan	3.20(a)
Loan Property	3.17(d)
LSRP	6.15
Maximum Amount	8.5(i)
Merger	Recital A
Merger Agreement	Recital B
Merger Consideration	1.4(a)
Minimum Shareholders’ Equity	1.4(a)
Negative Declaration	6.15
New Preferred Stock	1.4(e)
NJDEP	6.15
Notice of Superior Proposal	5.3(b)
Old Stock Options	1.6(a)
Option Grant Agreement	1.6(a)
OREO	3.20(b)
Owned Intellectual Property	3.23(i)(4)
Owned Properties	3.16(a)
Owned Property	3.16(a)
Participation Facility	3.17(d)
Parties	Preamble
Party	Preamble
Patents	3.23(i)(1)
Personal Property Leases	3.16(e)
Proxy Statement	3.12(a)
RCRA	3.17(d)
Real Property Lease	3.16(a)
Real Property Leases	3.16(a)
Registered	3.23(i)(5)
Registration	3.23(i)(5)
Regulated Substances	3.17(d)
Regulatory Agencies	1.1(f)
Regulatory Agreement	3.15
Remedial Action Workplan	6.15
Response Action Outcome	6.15
SEC	4.5
Securities Act	4.6(b)
Spill Act	3.17(d)
SRRA	3.17(d)
Stock Option	1.6(a)
Stock Options	1.6(a)
Superior Proposal	5.3(d)(ii)
Surviving Bank	1.1(a)

Tax Returns	3.10(h)
Taxes	3.10(h)
Termination Expenses	8.5(i)
Termination Fee	8.5(i)
Trade Secrets	3.23(i)(1)
Trademarks	3.23(i)(1)
Transmittal Materials	2.1(b)
Voting Agreements	6.5
Wilshire Bank	Recital B

9.12                        Legal Proceedings; Specific Performance; No Jury Trial.

(a)                                 The Parties hereby irrevocably submit to the jurisdiction of the courts of the State of New York and the Federal courts of the United States of America located in the State of New York solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the Parties irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a New York State or Federal court.  The Parties hereby consent to and grant any such court jurisdiction over the person of the Parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 9.4 of this Agreement or in such other manner as may be permitted by applicable Law, shall be valid and sufficient service thereof.

(b)                                 The Parties agree that irreparable damage would occur and that the Parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any Federal court located in the State of New York or in New York state court, this being in addition to any other remedy to which they are entitled at law or in equity.

(c)                                  EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.12.

Signature Page Follows

IN WITNESS WHEREOF, Acquiror and the Bank have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

WILSHIRE BANCORP, INC.

By:		/s/ J.W. Yoo
J.W. Yoo
President and CEO

BANKASIANA

	By:	/s/ Hong Sik Hur
Hong Sik Hur
President and CEO

EXHIBIT A

VOTING AGREEMENT

VOTING AGREEMENT

Wilshire Bancorp, Inc

Ladies and Gentlemen:

Wilshire Bancorp, Inc. (“Wishire Bancorp”) and a wholly owned subsidiary of Wilshire Bancorp (“Newco”) (collectively, Wilshire Bancorp and Newco are referred to as the “Wilshire Parties”) and BankAsiana (the “Bank”) have entered into an Agreement and Plan of Merger dated as of June 8, 2013 (the “Merger Agreement”), pursuant to which, subject to the terms and conditions set forth therein, (a) Newco will merge with and into Bank, with Bank surviving the merger (the “Merger”); (b) Bank will merge with and into Wilshire Bank, with Wilshire Bank surviving the merger (the “Second Merger”) ( collectively the Merger and the Second Merger, the “Mergers”); and (c) shareholders of Bank will receive cash consideration in the amount of $14.25 in exchange for each share of common stock of the Bank, as set forth in the Merger Agreement and related documents.

The Wilshire Parties have requested that, as a condition to their execution and delivery to the Bank of the Merger Agreement, the undersigned, being a director and/or executive officer of the Bank, execute and deliver to the Wilshire Parties this Letter Agreement.

Each of the undersigned, in order to induce the Wilshire Parties to execute and deliver to the Bank the Merger Agreement, and intending to be legally bound, hereby irrevocably:

(a)                                 Agrees to be present (in person or by proxy) at the meeting of shareholders of the Bank (the “Bank Shareholders Meeting”) called to vote for the purpose of approving the Merger and/or the Merger Agreement, so that all shares of common stock of the Bank over which the undersigned, now or as of the Bank Shareholders Meeting, has sole or shared voting power will be counted for the purpose of determining the presence of a quorum at such meetings and to vote, or cause to be voted, all such shares (i) in favor of approval and adoption of the Merger Agreement and the transactions contemplated thereby (including any amendments or modifications of the terms thereof approved by the Boards of Directors of the Bank and the Wilshire Parties), and (ii) against approval or adoption of any other merger, business combination, recapitalization, partial liquidation or similar transaction involving the Bank, it being understood that as to immediate family members, the undersigned will use his/her reasonable efforts to cause such shares to be present and voted in accordance with (i) and (ii) above;

(b)                                 Agrees not to vote or execute any written consent to rescind or amend in any manner any prior vote or written consent, as a shareholder of the Bank, to approve or adopt the Merger Agreement;

(c)                                  Agrees not to sell, transfer or otherwise dispose of any common stock of Bank on or prior to the date of the Bank Shareholders Meeting held to vote on the Merger Agreement, except for transfers to charities, charitable trusts, or other charitable organizations under Section 501(c)(3) of the IRC, lineal descendant or a spouse of the undersigned, or to a trust or other entity for the benefit of one or more of the foregoing persons, provided that the transferee agrees in writing to be bound by the terms of this Letter Agreement; and

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(d)                                 Represents that the undersigned has the capacity to enter into this Letter Agreement and that it is a valid and binding obligation enforceable against the undersigned in accordance with its terms, subject to bankruptcy, insolvency and other laws affecting creditors’ rights and general equitable principles.

The obligations set forth herein shall terminate concurrently with any termination of the Merger Agreement.

This Letter Agreement is to governed by and construed in accordance with the laws of the State of New Jersey.  Venue for any cause of action arising from this Letter Agreement will lie in any state or federal court in the State of New Jersey.

This Letter Agreement may be executed in one or more counterparts, each of which shall be deemed to constitute an original, but all of which together shall constitute one and the same Letter Agreement.

The undersigned intends to be legally bound hereby.

Sincerely,

Name

Title

June , 2013

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EXHIBIT B

SUPPORT AGREEMENT

ADVISORY BOARD AND NON-COMPETE AGREEMENT

This Advisory Board and Non-Compete Agreement (the “Agreement”) is made and entered into as of the            day of June, 2013, by and between WILSHIRE BANCORP, INC a California corporation (the “Company”), WILSHIRE BANK, a California state-chartered commercial bank (the “Bank” and together with the Company, “Wilshire”) and                 , an individual resident of the State of                      (“Consultant”).

WITNESSETH:

WHEREAS, the Company, the Bank and BankAsiana, a New Jersey state-chartered commercial bank (“BankAsiana”), have entered into that certain Agreement and Plan of Merger, dated as of June 8, 2013, (the “Merger Agreement”), pursuant to which the Company will acquire all of the issued and outstanding shares of the capital stock of BankAsiana through the merger (the “Merger”) of BankAsiana with and into a newly formed subsidiary of Company. With the survivor then merging with and into the Bank, with the Bank surviving.  Terms with their initial letter capitalized and not otherwise defined herein shall have the meanings given them in the Merger Agreement;

WHEREAS, the Bank believes that Consultant’s continued involvement with the Bank following the Merger is in the best interests of the Bank and its shareholders to assist in transitioning the customers of BankAsiana to the Bank and the Bank desires to create an advisory committee to the Bank (the “NY Metro”) on which Consultant shall be a member;

WHEREAS, as a condition to the consummation of the transactions contemplated by the Merger Agreement, the Bank and Consultant are required to enter into this Agreement;

WHEREAS, as a material inducement for the Company and the Bank to enter into the Merger Agreement and to consummate the transactions contemplated thereby, Consultant understands and acknowledges that he is required under the Merger Agreement to deliver this Agreement simultaneously with the execution of the Merger Agreement.

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and intending

1.                                      Duties of Consultant.

A.                                    Consultant shall be a consultant to the Bank and shall assist the Bank in retaining for the Bank and transitioning to the Bank the customer relationships of BankAsiana.  Bank acknowledges that Consultant may otherwise maintain full time employment, that Consultant is not required to devote a set number of hours per month to his or her activities hereunder, and that Consultant’s activities hereunder, as requested by Bank, may not interfere with Consultant’s employment.

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B.                                    It is specifically contemplated and agreed that Consultant shall have no corporate authority to enter into contracts or agreements, to make lending decisions or otherwise to act, on behalf of Wilshire.  Consultant hereby agrees that he will not represent to any person or party that he has the corporate power or authority to act on behalf of Wilshire.

2.                                      Duties of Wilshire.  Wilshire shall pay to Consultant the compensation set forth in Section 3 of this Agreement.

3.                                      Compensation of Consultant.  For and in consideration of Consultant’s obligations set forth herein, Wilshire will compensate Consultant in an amount, in cash, per month as mutually determined by Wilshire and BankAsiana (the “Advisory Board Fees”).

4.                                      Term and Termination. Except as provided in Section 10 hereof, the term of this Agreement shall commence on the Effective Date, and shall terminate and all obligations hereunder shall cease, except for liabilities or claims that shall have arisen or accrued in connection with such termination, upon the receipt (the “Termination Date”) by the Consultant of the written notice from Wilshire of the termination this Agreement.  The Termination Date will not be more than six (6) months after the Effective Date.

5.                                      Noncompete Covenants.  For and in consideration of consummation of the Merger and the other transactions contemplated by the Merger Agreement, execution of this Agreement by Wilshire, and the payment by Wilshire to Consultant of the Advisory Board Fees as described in Section 3 of this Agreement, Consultant agrees that during the term of this Agreement specified in Section 4 hereof (the “Non-Compete Term”), Consultant shall not, except on behalf of Wilshire or its affiliates, directly or indirectly, individually or as an employee, partner, officer, consultant or shareholder or in any other capacity whatsoever:

A.                                    solicit the banking business of any current customers of BankAsiana or the Bank; provided, however, for purposes of this Agreement, the term “banking business” shall not include the performance of investment advisory, legal or accounting services for clients by Consultant;

B.                                    recruit, hire, assist others in recruiting or hiring, discuss employment with, or refer to others concerning employment, any person who is an employee of the Company or the Bank or who was an employee of BankAsiana within the preceding twelve (12) months.

Consultant may not avoid the purpose and intent of this Section 5 by engaging in conduct within the geographically limited area from a remote location through means such as telecommunications, written correspondence, computer generated or assisted communications, or other similar methods.

If any court of competent jurisdiction should determine that any term or terms of this covenant are too broad in terms of time, geographic area, lines of commerce or otherwise, such court shall modify and revise any such term or terms so that they comply with applicable law.

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6.                                      Remedies.  In the event of breach or threatened breach by Consultant of any provision of Section 5, Wilshire shall be entitled to: (i) injunctive relief by temporary restraining order, temporary injunction, and/or permanent injunction; (ii) recovery of all attorneys’ fees and costs incurred by Wilshire in obtaining such relief; and (iii) any other legal and equitable relief to which may be entitled, including, without limitation, any and all monetary damages that Wilshire may incur as a result of said breach or threatened breach.  Wilshire may pursue any remedy available, including declaratory relief, concurrently or consecutively in any order as to any breach, violation, or threatened breach of violation, and the pursuit of one such remedy at any time will not be deemed an election of remedies or waiver of the right to pursue any other remedy.

7.                                      Support of Wilshire.  Consultant agrees (i) during the term hereof, to support the business and banking reputation of Wilshire, including its subsidiaries, and (ii) not to disparage or otherwise malign such business or banking reputation.

8.                                      Assignability.  This Agreement shall not be assigned by either party without the prior written consent of the other party.

9.                                      Parties Bound.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective legal representatives, successors and assigns, except as otherwise expressly provided herein.

10.                               Governing Law. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK (WITHOUT REGARD TO ITS CHOICE OF LAW PROVISIONS) APPLYING TO CONTRACTS ENTERED INTO AND TO BE PERFORMED WITHIN THE STATE OF NEW YORK.  VENUE FOR ANY CAUSE OF ACTION ARISING FROM THIS AGREEMENT SHALL LIE IN THE SUPREME COURT OF NEW YORK COUNTY, NEW YORK.

11.                               Legal Construction.  If any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, any provision shall be fully severable, such invalidity, illegality or unenforceability shall not affect any other provision hereof, and this Agreement shall be construed and enforced as if such invalid, illegal or unenforceable provision had never been contained herein, and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement.  Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement, a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be valid and enforceable.

12.                               Notice.  Unless otherwise provided herein, any and all payments, notices, requests, instructions and other communications required or permitted to be given under this Agreement after the date hereof by any party hereto to any other party may be delivered personally or by nationally recognized overnight courier service or sent by mail or (except in the case of payments) by telex or facsimile transmission, at the respective addresses or transmission numbers set forth below and shall be effective (a) in the case of personal delivery, telex or facsimile transmission, when received; (b) in the case of mail, upon the earlier of actual receipt or five (5) business days after deposit in the United States Postal Service, first class certified or registered mail, postage prepaid, return receipt requested; and (c) in the case of nationally-recognized overnight courier service, one (1) business day after delivery to such courier service together with all appropriate fees or charges and instructions for such overnight delivery.

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The parties may change their respective addresses and transmission numbers by written notice to all other parties, sent as provided in this Section 12.  All communications must be in writing and addressed as follows:

IF TO CONSULTANT:

Telecopy:

IF TO WILSHIRE:

Wilshire State Bank

3200 Wilshire Boulevard

Los Angeles, California 90010

Attn: Jae Whan Yoo, President and Chief Executive

13.                               No Delay, Waiver, Etc.  No delay on the part of the parties hereto in exercising any power or right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any power or right hereunder preclude other or further exercise thereof or the exercise of any other power or right.

14.                               Modification. No amendment hereof shall be effective unless contained in a written instrument signed by the parties hereto.

15.                               Headings. The descriptive headings of the several sections of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

[Signature Page Follows]

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IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

CONSULTANT:

WILSHIRE BANCORP, INC.

By:
J.W. Yoo
President and CEO

WILSHIRE BANK.

By:
J.W. Yoo
President and CEO

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EXHIBIT C

RELEASE